UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

ValueVision Media, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

VALUEVISION MEDIA, INC.

Dear Shareholders:

A special meeting of shareholders of ValueVision Inc. (the “Company”) is to be held at [            ] on Friday, March 14, 2014 at [            ], central time, or at any postponements or adjournments thereof. The items to be considered and voted on at the special meeting are described in the notice of the special meeting of shareholders and are more fully addressed in our proxy materials accompanying this letter. We encourage you to read all of these materials carefully and then vote the enclosed WHITE proxy card.

Your participation at this meeting is extremely important. As you may already be aware, we are calling the meeting to give our shareholders the opportunity to vote and express their views on a series of proposals put forth by a group of shareholders, including Clinton Relational Opportunity Master Fund, L.P., Cannell Capital LLC and certain related persons and entities (the “Shareholder Group”), who have sought to demand a special meeting of the Company’s shareholders. The Clinton Group is a hedge fund, which we believe is focused on short term profits. The purpose of the special meeting is to consider the proposals put forth by the Shareholder Group and opposed by the existing Board of Directors and management of the Company. The proposals seek to, among other things, remove five members of our Board of Directors and replace them with nominees of the Shareholder Group, thus allowing the Shareholder Group’s nominees to take control of the Board and your Company by replacing all but one of the members of our Board of Directors, each of whom was carefully selected by our Nominating and Corporate Governance Committee, with the Shareholder Group’s own nominees.

Your Board of Directors is deeply committed to the Company, its shareholders and enhancing shareholder value. In the Board’s opinion, the Shareholder Group’s proposals are not in the best interests of ALL shareholders of the Company, but rather were made in furtherance of the Shareholder Group’s own interests. If the Shareholder Group, a minority group of shareholders beneficially owning approximately 9.8% of the Company’s shares, were to succeed in this proxy contest, then the Shareholder Group’s nominees would control over 80% of the seats on your board. The Shareholder Group has not offered to purchase a controlling interest in the Company nor offered to pay the Company’s shareholders any control premium for the privilege of having the Shareholder Group’s nominees control your board. For these reasons, among others, the Board is soliciting proxies against the Shareholder Group’s proposals. We urge you to join the Board of Directors in opposing the Shareholder Group’s proposals by voting “AGAINST” their proposal to remove five of the current members of the Company’s Board of Directors without cause, as well as their related proposals, by signing and returning the WHITE proxy card.

THE FUTURE OF VALUEVISION IS IN YOUR HANDS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSALS NO. 1 THROUGH 5 AND “WITHHOLD” WITH RESPECT TO THE ELECTION OF THE SHAREHOLDER GROUP’S NOMINEES PURSUANT TO PROPOSAL NO. 6 ON THE ENCLOSED WHITE PROXY CARD TODAY.

Your vote is extremely important regardless of the number of shares you own. Please promptly use the enclosed WHITE proxy card to vote by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834; banks and brokers may call collect at (212) 750-5833.

I can assure you that the Company’s Board of Directors and management will continue to act in the best interests of ALL of the Company’s shareholders. We appreciate your continued support.

Sincerely,

[                    ]

Keith R. Stewart

Chief Executive Officer

and Member of the Board of Directors

PRELIMINARY COPY

VALUEVISION MEDIA, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 14, 2014

To the Shareholders of ValueVision Media, Inc.:

A Special Meeting of shareholders (the “Special Meeting”) of ValueVision Media, Inc., a Minnesota corporation (the “Company”), will be held at [            ] on Friday, March 14, 2014 at [            ], central time, or at any adjournments or postponements thereof. We have called this special meeting to allow our shareholders the opportunity to vote and express their views on a series of proposals put forth by a group of the Company’s shareholders, including Clinton Relational Opportunity Master Fund, L.P., Cannell Capital LLC and certain related persons and entities (the “Shareholder Group”), who together beneficially own approximately 9.8% of our outstanding shares. We believe that turning control of the Company over to the Shareholder Group’s nominees, particularly at this time, would be contrary to the best interests of the Company and its other shareholders, and accordingly we are opposing the Shareholder Group’s proposals.

The Special Meeting is being held for the purpose of considering only the following proposals:

1.	to repeal any provision of the Company’s by-laws (the “By-laws”) that was not included in the By-laws publicly filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2010, and that is inconsistent with or disadvantageous to the election of the nominees or other proposals presented at the Special Meeting, described below;

2.	to delete in its entirety Section 4.12 of Article 4 of the By-laws;

3.	to amend and restate in its entirety Section 4.13 of Article 4 of the By-laws as follows:

“4.13 Vacancies. Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the shareholders or by the Board of Directors by no less than a majority vote of the remaining directors then in office, though less than a quorum, and each director so chosen shall hold office until the first meeting of shareholders held after his or her appointment for the purpose of electing directors and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office.”;

4.	to remove from the Company’s Board of Directors (the “Board”), without cause, (i) each of Jill R. Botway, John D. Buck, William F. Evans, Randy S. Ronning and Keith R. Stewart and (ii) any person appointed by the Board to fill any vacancy on the Board or any newly-created directorships at any time after November 4, 2013 and prior to the conclusion of the Special Meeting or any adjournments or postponements thereof pursuant to Section 302A.223 (Subd. 3) of the Minnesota Business Corporation Act;

5.	to adopt a shareholder resolution pursuant to Section 4.2 of our By-Laws to fix the size of the Board at nine (9) directors; and

6.	conditioned on and subject to the approval of the removal of incumbent directors pursuant to Proposal No. 4 above, to elect Thomas D. Beers, Dorrit M. Bern, Mark Bozek, Melissa B. Fisher, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel to fill any vacancies on the Board resulting from the removal of any incumbent directors pursuant to Proposal No. 4 above and from any increase in the size of the Board pursuant to Proposal No. 5 above. The Shareholder Group stated that this Proposal is conditioned on and subject to the approval of the removal of incumbent directors.

The six proposals above are the only proposals to be acted upon at the Special Meeting. Therefore, in accordance with our By-laws and the Minnesota Business Corporations Act, no other business will be conducted at the Special Meeting. Any proposals other than those set forth above will be disregarded in their entirety. Only Company shareholders of record as of the close of business on February 13, 2014 will be entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. The mailing of the accompanying proxy statement and the Board’s form of proxy to shareholders whose shares are registered directly in their names with our transfer agent will commence on or about [            ], 2014.

The Board does not believe the Shareholder Group’s proposals are in the best interests of all of our shareholders. As the Company has previously stated, the Board continues to be receptive to listening to and considering the views of shareholders and is open to adding to the Board at an appropriate time qualified independent directors with appropriate expertise in areas that would complement the strengths of its current directors and management’s focus on executing the Company’s strategy to deliver value for all shareholders. In that spirit, the Company has twice made proposals to the Shareholder Group to add directors to the Board in order to avoid the costs and expenses of calling a special meeting and allow us to work cooperatively to enhance shareholder value together. In each instance, the Shareholder Group responded that it was not interested.

However, despite this and despite the fact that the Shareholder Group’s attempt to demand a special meeting was deficient under our By-laws and Minnesota law, the Board has determined to hold the Special Meeting to permit our shareholders the opportunity to vote and express their views on the Shareholder Group’s proposals.

Under the Shareholder Group’s proposals, five of our six directors, including our Chief Executive Officer and four independent directors, would be removed. The Shareholder Group has not put forward any concrete strategic recommendations or provided any specific insight into what value their nominees would bring to the Board or how they would alter or improve the Company’s business plan or strategy if given the opportunity. We therefore believe that if the Shareholder Group’s proposals are successful, only following the removal of substantially all of our independent directors and our Chief Executive Officer would the new Board seek to establish a strategy for the Company. Under these conditions we believe that turning control of the Company over to the Shareholder Group’s nominees creates too great a risk of missteps and lost opportunities that could substantially diminish, rather than enhance, shareholder value.

The Board believes that the Company’s shareholders will be better served by the current Board and management continuing to pursue the Company’s business plan, which has been thoughtfully developed and refined with the primary objective of enhancing shareholder value. Accordingly, the Board does not believe that approval of the Shareholder Group’s proposals will achieve this objective.

The Board is soliciting proxies AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and unanimously recommends that you vote AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5. The Board is also soliciting proxies with respect to Proposal No. 6 and unanimously recommends that you WITHHOLD your vote with respect to the election of the Shareholder Group’s nominees pursuant to Proposal No. 6.

Your vote is extremely important. You may attend the Special Meeting and vote in person, or you may vote by submitting a WHITE proxy card for the Special Meeting. If you choose to attend or to submit a proxy card, we request that you submit a proxy voting AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and that you WITHHOLD your vote with respect to the election of the Shareholder Group’s nominees pursuant to Proposal No. 6 by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Shareholders or their proxies attending the Special Meeting should be prepared to provide proper identification.

We urge you NOT to sign or return any [color] proxy card that may be sent to you by the Shareholder Group.

If you attend the Special Meeting and wish to change your proxy, you may do so automatically by voting in person at the Special Meeting. You may also revoke any previously returned proxy by sending another later-dated proxy for the Special Meeting. If you have previously returned a [color] proxy card sent to you by the Shareholder Group, we urge you to sign, date and return the enclosed WHITE proxy card marked AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and WITHHOLD with respect to the election of the Shareholder Group’s nominees pursuant to Proposal No. 6. Only your latest-dated proxy counts.

By Order of the Board of Directors

[                                 ]

Teresa Dery

SVP General Counsel

Corporate Secretary

[                        ], 2014

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

If you have any questions about these proxy materials or require assistance in voting your shares on the

WHITE proxy card, or need additional copies of ValueVision’s proxy materials, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

QUESTIONS AND ANSWERS

ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the matters to be considered at the special meeting of shareholders (the “Special Meeting”) of ValueVision Media, Inc., a Minnesota corporation (the “Company”), to be held at [            ] on Friday, March 14, 2014 at [            ], central time, or at any adjournments or postponements thereof. We urge you to read the remainder of this proxy statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendix to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

We expect that this proxy statement and the enclosed proxy card will be first mailed to shareholders on or about [            ], 2014.

Q:	Why am I receiving this proxy statement?

A:	The Special Meeting was called by the Company’s Board of Directors (the “Board”) in order to allow our shareholders the opportunity to vote and express their views on a series of proposals put forth by a group of the Company’s shareholders, including Clinton Relational Opportunity Master Fund, L.P., Cannell Capital LLC and certain related persons and entities (the “Shareholder Group”), designed to give the Shareholder Group’s nominees control of our Company and our Board.

Q:	What business will be conducted at the Special Meeting?

A:	At the Special Meeting, ValueVision shareholders will be asked to vote on the following proposals, all of which are opposed by our Board:

1.	to repeal any provision of the Company’s by-laws (the “By-laws”) that was not included in the By-laws publicly filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2010, and that is inconsistent with or disadvantageous to the election of the nominees or other proposals presented at the Special Meeting, described below;

2.	to delete in its entirety Section 4.12 of Article 4 of the By-laws;

3.	to amend and restate in its entirety Section 4.13 of Article 4 of the By-laws as follows:

“4.13 Vacancies. Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the shareholders or by the Board of Directors by no less than a majority vote of the remaining directors then in office, though less than a quorum, and each director so chosen shall hold office until the first meeting of shareholders held after his or her appointment for the purpose of electing directors and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office.”;

4.	to remove from the Company’s Board of Directors, without cause, (i) each of Jill R. Botway, John D. Buck, William F. Evans, Randy S. Ronning and Keith R. Stewart and (ii) any person appointed by the Board to fill any vacancy on the Board or any newly-created directorships at any time after November 4, 2013 and prior to the conclusion of the Special Meeting or any adjournments or postponements thereof pursuant to Section 302A.223 (Subd. 3) of the Minnesota Business Corporation Act;

5.	to adopt a shareholder resolution pursuant to Section 4.2 of our By-Laws to fix the size of the Board at nine (9) directors; and

6.	conditioned on and subject to the approval of the removal of incumbent directors pursuant to Proposal No. 4 above, to elect Thomas D. Beers, Dorrit M. Bern, Mark Bozek, Melissa B. Fisher, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel to fill any vacancies on the Board resulting from the removal of any incumbent directors pursuant to Proposal No. 4 above and from any increase in the size of the Board pursuant to Proposal No. 5 above. The Shareholder Group stated that this Proposal is conditioned on and subject to the approval of the removal of incumbent directors.

Q:	Who is making this solicitation?

A:	The Board of Directors of ValueVision Media, Inc.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board is soliciting proxies AGAINST Proposals No.1, No. 2, No. 3, No. 4 and No. 5 and unanimously recommends that you vote AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5. The Board is also soliciting proxies with respect to Proposal No. 6 and unanimously recommends that you WITHHOLD your vote with respect to the election of the Shareholder Group’s nominees pursuant to Proposal No. 6.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only Company shareholders of record as of the close of business on February 13, 2014 will be entitled to notice of, and to vote at, the Special Meeting. Our common stock is our only authorized and issued voting security. Every share is entitled to one vote on each matter that comes before the Special Meeting. At the close of business on the record date, we had [ ] shares of our common stock outstanding and entitled to vote.

Q:	Who is entitled to attend the Special Meeting?

A:	All ValueVision shareholders of record as of the record date, or their duly appointed proxies, may attend the Special Meeting in person. Registration will begin at [ ], central time. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), and you wish to vote your shares at the Special Meeting, instead of by proxy, you will need to bring a legal proxy issued to you by your broker or other nominee entitling you to vote in person.

Q:	What constitutes a quorum for the Special Meeting?

A:	The presence at the Special Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the Special Meeting. Abstentions and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Special Meeting.

Q:	What vote is required to approve each proposal?

A:	Proposals No.1, No. 2, No. 3 and No. 5 require the affirmative vote of the holders of a majority of the number of shares of common stock present in person or by proxy at the Special Meeting and entitled to vote (provided that the number of shares voted in favor of such proposals constitutes more than 25% of the outstanding shares of our common stock).

Proposal No. 4 requires, with respect to the proposed removal of each director, the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors.

With respect to Proposal No. 6, the affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Special Meeting and entitled to vote is required for the election to the Board. Shareholders do not have the right to cumulate their votes in the election of directors or with respect to any other proposal or matter.

Q:	Can I vote my shares in person at the Special Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring the enclosed WHITE proxy and proof of identification to the Special Meeting. If you hold your shares in a brokerage account in your broker’s name (this is called “street name”), you must request a legal proxy from your broker in order to vote in person at the Special Meeting.

Q:	Can I vote my shares without attending the Special Meeting?

A:	Yes. Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the Special Meeting. If you are a shareholder of record, you may vote without attending the Special Meeting only by submitting a proxy by telephone, by Internet or by signing and returning a proxy card. If you hold your shares in street name you may vote by submitting voting instructions to your broker or other nominee, following the directions provided by such nominee.

Shares will be voted in accordance with the specific voting instructions on the WHITE proxy. Any WHITE proxies received by the Company which are signed by shareholders but which lack specific instruction will be voted AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and WITHHOLD with respect to the election of the Shareholder Group’s nominees pursuant to Proposal No. 6.

Q:	Can I change my vote after I return my proxy?

A:	You may revoke any proxy and change your vote at any time before the vote at the Special Meeting. You may do this by:

•	delivering written notice to ValueVision prior to the time of voting, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, stating that your proxy is being revoked;

•	signing a new proxy and presenting it at the Special Meeting prior to the time of voting; or

•	attending the Special Meeting and voting in person.

Attending the Special Meeting alone will not revoke your proxy unless you specifically request it.

Q:	How will abstentions and “broker non-votes” be treated at the Special Meeting?

A:	Shares of our common stock represented at the Special Meeting for which proxies have been received but with respect to which shareholders have abstained will be treated as present at the Special Meeting for purposes of determining whether a quorum exists.

Abstentions will have the effect of a vote AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and will have no effect on the election of directors (if any) pursuant to Proposal No. 6.

Your broker does not have discretionary authority to vote on any of the proposals to be considered by shareholders at the Special Meeting. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on these matters. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker. Any “broker non-votes” will be counted for purposes of determining the presence of a quorum at the Special Meeting. Broker non-votes will have no effect on the outcome of Proposals No. 1, No. 2, No. 3 or No. 5, except to the extent such broker non-votes could cause the affirmative vote total to be 25% or less of the number of our outstanding shares. Broker non-votes will have the effect of a vote AGAINST Proposal No. 4 and will have no effect on the election of directors (if any) pursuant to Proposal No. 6.

Q:	What should I do if I receive more than one set of voting and proxy materials?

A:	If your shares are registered differently and are held in more than one account, then you will receive more than one proxy statement and proxy card. Please be sure to vote all of your accounts so that all of your shares are represented at the Special Meeting.

Q:	What should I do with any [color] proxy card I may receive from the Shareholder Group?

A:	The Board recommends that you discard any [color] proxy card sent to you by the Shareholder Group. Instead, the Board recommends that you use the WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the envelope provided TODAY. If you have already returned a [color] proxy card, you can effectively revoke it by voting the enclosed WHITE proxy card. Only your latest-dated proxy will be counted at the Special Meeting.

If you need additional proxy materials or have any questions, please call Innisfree M&A Incorporated. Stockholders call toll-free at (888) 750-5834. Banks and brokers call collect at (212) 750-5833.

PRELIMINARY COPY

VALUEVISION MEDIA, INC.

PROXY STATEMENT FOR THE

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 14, 2014

These proxy materials are being furnished to holders of shares of common stock of ValueVision Media, Inc., a Minnesota corporation (the “Company” or “ValueVision”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the special meeting of shareholders (the “Special Meeting”) to be held on March 14, 2014, at [            ], central time, and at any adjournments or postponements thereof, for the purposes set forth herein. The Special Meeting will be held at [            ].

This proxy statement and the accompanying WHITE proxy card are first being sent or given to ValueVision shareholders on or about [            ], 2014.

This proxy statement contains important information to consider when deciding how to vote on the matters set forth in the Notice of Special Meeting of Shareholders. In this proxy statement, the terms “ValueVision,” the “Company,” “we,” “our,” “ours,” and “us” refer to ValueVision Media, Inc. Our principal executive offices are located at 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433 and our main telephone number is (952)  943-6000.

BACKGROUND ON THE CALLING OF THE SPECIAL MEETING

In August 2013, Greg Taxin, President of the Clinton Group Inc. (the “Clinton Group”), contacted representatives of the Company and notified them that the Clinton Group was a shareholder of the Company and requested to meet with members of our senior management team.

On September 4, 2013, at the request of the Clinton Group, Keith Stewart, our Chief Executive Officer, and Bill McGrath, our Chief Financial Officer, had a telephonic meeting with Mr. Taxin and other members of the Clinton Group in order to provide the Clinton Group an opportunity to discuss the Company’s business and performance, as well as its views of the Company and anything else it may want to bring to the Company’s attention. At the meeting, Mr. Taxin said that the Clinton Group had acquired at least 4% of the Company’s outstanding shares.

On September 19, 2013, at the request of the Clinton Group, Messrs. Stewart and McGrath had a telephonic meeting with Messrs. Taxin and Hall of the Clinton Group in order to provide the Clinton Group an opportunity to further discuss the Company’s business and performance. At this meeting, Mr. Taxin advised Messrs. Stewart and McGrath that, among other things, he did not believe that the CEO was the right fit for the Company’s business going forward and that fresh thinking was needed on the Board. In this conversation Mr. Taxin also advised that he expected that the Clinton Group would hold 5% of the Company’s outstanding shares by September 24, 2013.

On September 24, 2013, Mr. McGrath and a member of our senior management team attended a consumer conference, at which Mr. Taxin approached them and again expressed the Clinton Group’s views of the Company.

On September 25, 2013, the Finance Committee of the Board met. Among other things, the committee discussed recent communications from the Clinton Group and considered further comments and criticism made by Mr. Taxin.

On September 27, 2013, at the request of representatives of the Clinton Group and at the direction of the Finance Committee of the Board, our general counsel and our outside counsel spoke with representatives of the Clinton Group, who requested the opportunity to meet with members of our Board. In this conversation representatives of the Clinton Group advised that the Clinton Group owned 4.9% of the Company’s outstanding shares.

On October 2, 2013, the Board discussed the Clinton Group’s stated views about the Company’s performance, management team and Board members and resolved to give a special committee (the “Special Committee”) comprised of independent Board members Randy Ronning (Chairman of the Board) and Sean Orr the authority to consider and respond to shareholder inquiries and requests including, but not limited to, the authority to negotiate with such shareholders, to consider and evaluate strategic decisions in response to shareholder inquiries and requests, and to take such other actions in connection therewith as the Special Committee may deem necessary or appropriate, including to recommend to the Board the approval or rejection of particular actions or transactions.

On October 21, 2013, at the request of the Clinton Group, the members of the Special Committee and representatives of management hosted representatives of the Clinton Group, including Mr. Taxin, at a meeting in Minneapolis. Representatives of the Clinton Group made a number of comments about the Company, its performance, its strategy and its management and said that both Mr. Stewart and the Board must be replaced, but did not provide any concrete suggestions or recommendations to improve the Company’s business and strategy. Mr. Taxin also said that the Clinton Group had acquired over 5% of the Company’s outstanding shares and would be filing a Schedule 13D with the SEC within 10 days.

On October 28, 2013, Mr. Orr and our general counsel spoke with Mr. Taxin and other members of the Clinton Group to follow-up on the meeting of October 21, 2013.

On October 30, 2013, the Clinton Group sent a letter to Mr. Ronning calling for the removal of Mr. Stewart and stating that it would be interested in an investment of “at least $25 million at a substantial premium to the stock price” if the Company replaced Mr. Stewart and “updated the Board significantly.” This proposal was conditioned on the completion of due diligence; however, the Clinton Group had refused to enter into a confidentiality agreement with the Company that could permit a diligence process to be conducted. On the same day, the Clinton Group filed a Schedule 13D with the SEC disclosing that it beneficially owned 2,887,847 shares of our common stock, which represented approximately 5.8% of our outstanding shares. In the letter, Clinton explicitly noted “To be clear: We are not seeking a Board seat for ourselves or any other measure of power or control.”

On the same day, the Company responded to the Schedule 13D filing with a press release noting that the Company had engaged in numerous discussions with the Clinton Group since early September, when Clinton first met with senior representatives of management but that the Clinton Group had failed to provide any concrete suggestions or recommendations to improve the Company’s business and strategy. The press release also called attention to the outperformance of the Company’s stock relative to the Russell 2000 index and strong performance relative to peers resulting from the Board and management team’s execution of the Company’s turnaround strategy. In particular, the release noted that since Keith Stewart’s appointment as CEO in January 2009 through the Clinton Group’s Schedule 13D filing on October 30, 2013, the Company’s stock outperformed the Russell 2000 by almost 800%, and outperformed it by more than 70% and 115% in the three years and one year prior to the Clinton Group’s Schedule 13D filing, respectively. Furthermore, the release noted that over the three years and one year prior to the Clinton Group’s Schedule 13D filing, the Company’s stock outperformed its closest publicly-listed peer by 50% and 140%, respectively.

On November 4, 2013, an amended Schedule 13D was filed stating that the Clinton Group and Cannell Capital LLC and its affiliates had formed a group. The amended Schedule 13D stated that the Shareholder Group beneficially owned 5,445,679 shares, or approximately 11.0%, of the Company’s outstanding common stock, including 3,194,346 shares, representing 6.5% of the Company’s outstanding common stock, held by the Clinton Group.

On the same day, the Clinton Group delivered a letter to the Company on behalf of the Shareholder Group requesting that we call a special meeting of shareholders to be held on December 19, 2013, which letter was reviewed by the Board’s and the Company’s advisors, discussed with the Board and found to be deficient; however, the Board determined that the Company should continue to engage in discussions with the Shareholder Group.

On November 5, 2013, Mr. Ronning sent a letter to the Clinton Group stating that the Board was receptive to listening to and considering the views of our shareholders, including the suggestion of adding qualified independent directors to our Board with appropriate expertise in areas that would complement the strengths of our current Board members. The letter also requested that the Shareholder Group withdraw its request for a special meeting until after the end of the holiday season so that our management could devote its full energy to running the Company and executing its strategy over that critical period.

On November 6, 2013, the Clinton Group sent a letter to Mr. Ronning again demanding that a special meeting be held in late January 2014. The Shareholder Group also filed an amendment to its Schedule 13D on November 6, 2013, which included as exhibits the Shareholder Group’s letters seeking to demand a special meeting of shareholders.

On November 14, 2013, although we and our Minnesota counsel had determined that the Shareholder Group’s letters requesting that a special meeting be held were deficient under our By-laws and Minnesota law, our Board determined that it would be in the best interests of all shareholders to provide shareholders with an opportunity to vote and express their views on the Clinton Group’s proposals, in part to avoid the distraction and expenses associated with a prolonged public dispute with the Shareholder Group regarding the calling and scheduling of a special meeting. Accordingly, the Company announced in a press release on November 15, 2013 that a special meeting would be held on March 14, 2014.

On November 18, 2013, the Clinton Group sent a letter to the Company criticizing the Company for calling a special meeting of the shareholders for March 14, 2014 and threatening to bring legal action to force the Company to convene a special shareholder meeting at the end of January 2014.

On November 21, 2013, the Company received a new letter from the Clinton Group seeking to demand a special meeting of the shareholders to vote on the Shareholder Group’s proposals, even though the Company had already publicly announced its intention to hold such a special meeting on March 14, 2014.

On December 6, 2013, a member of the Special Committee spoke with Mr. Taxin to discuss the Shareholder Group’s proposals. The member of the Special Committee noted that the Company would be willing to consider expanding our Board of Directors to include one nominee of the Shareholder Group that would qualify as an independent director as well as one additional mutually acceptable independent candidate. The Clinton Group rejected this offer.

On December 20, 2013, the Company sent a letter to the Shareholder Group notifying them that their second demand letter, dated November 21, 2013, was deficient under our By-laws and Minnesota law.

On December 24, 2013, the Clinton Group filed an amendment to its Schedule 13D, indicating that it had sold 545,685 Company shares since October 30, 2013 and that the Shareholder Group owned 4,899,994 shares, or approximately 9.8%, of our outstanding shares (fewer than the 10% required to demand a special meeting), including 2,698,661 shares, representing 5.4% of the Company’s outstanding common stock, held by the Clinton Group.

On January 10, 2014, a representative of the Company’s outside counsel called a representative of outside counsel to the Shareholder Group, to discuss the special meeting and suggested that, in order to save the costs and expenses of calling a special meeting (among other reasons), the Shareholder Group consider a settlement in which two mutually acceptable individuals would be added to the Board. Later that day, the Clinton Group responded that it was not interested in discussing this proposal.

On January 16, 2014, a representative of outside counsel to the Shareholder Group called a representative of the Company’s outside counsel to suggest a possible settlement in which the Company would agree to explore strategic alternatives, as well as add an unspecified number of directors to the Board. On January 17, 2014, the Company publicly announced that it had set February 13, 2014 as the record date for the Special Meeting to be held on March 14, 2014. On January 24, 2014, a representative of the Company’s outside counsel formally advised a representative of the Shareholder Group’s outside counsel that the Company was not interested in discussing the settlement proposal with them.

DESCRIPTION OF THE SHAREHOLDER GROUP PROPOSALS

On November 4, 2013 and November 21, 2013, the Shareholder Group sent letters to our Chief Executive Officer and our General Counsel purporting to make a demand for a special meeting of shareholders to consider and vote on Proposals 1 through 6 set forth below (collectively, the “Shareholder Group Proposals”). Although the demand letters submitted by the Shareholder Group did not comply with the requirements of our By-laws and applicable Minnesota law, our Board decided to call a special meeting of shareholders to allow our shareholders an opportunity to vote and express their views on the Shareholder Group Proposals.

We expect that the Shareholder Group will file with the Securities and Exchange Commission (the “SEC”) a proxy statement and related materials for the purpose of soliciting your proxy to vote in favor of the Shareholder Group Proposals. Our Board recommends that you vote AGAINST the Shareholder Group Proposals.

Proposal No. 1:

A proposal to repeal any provision of the Company’s by-laws (the “By-laws”) that was not included in the By-laws publicly filed with the SEC on September 27, 2010, and that is inconsistent with or disadvantageous to the election of the nominees or other proposals presented at the Special Meeting, described below.

Proposal No. 2:	A proposal to delete in its entirety Section 4.12 of Article 4 of the By-laws.
Proposal No. 3:	A proposal to amend and restate in its entirety Section 4.13 of Article 4 of the By-laws as follows:

“4.13 Vacancies. Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the shareholders or by the Board of Directors by no less than a majority vote of the remaining directors then in office, though less than a quorum, and each director so chosen shall hold office until the first meeting of shareholders held after his or her appointment for the purpose of electing directors and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office.”

Proposal No. 4:	A proposal to remove from the Company’s Board of Directors, without cause, (i) each of Jill R. Botway, John D. Buck, William F. Evans, Randy S. Ronning and Keith R. Stewart and (ii) any person appointed by the Board to fill any vacancy on the Board or any newly-created directorships at any time after November 4, 2013 and prior to the conclusion of the Special Meeting or any adjournments or postponements thereof pursuant to Section 302A.223 (Subd. 3) of the Minnesota Business Corporation Act.

Proposal No. 5:	A proposal to adopt a shareholder resolution pursuant to Section 4.2 of our By-Laws to fix the size of the Board at nine (9) directors.

Proposal No. 6:	Conditioned on and subject to the approval of the removal of incumbent directors pursuant to Proposal No. 4 above, a proposal to elect Thomas D. Beers, Dorrit M. Bern, Mark Bozek, Melissa B. Fisher, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel (collectively, the “Shareholder Group Nominees”) to fill any vacancies on the Board resulting from the removal of any incumbent directors pursuant to Proposal No. 4 above and from any increase in the size of the Board pursuant to Proposal No. 5 above. The Shareholder Group stated that this Proposal is conditioned on and subject to the approval of the removal of incumbent directors.

Each of these six proposals is described in additional detail below.

REASONS TO REJECT THE SHAREHOLDER GROUP PROPOSALS

The Shareholder Group Proposals would effect a change in control of the Company by removing all but one of the members of your duly elected Board and replacing them with the Shareholder Group Nominees. There are several compelling reasons to reject the Shareholder Group Proposals, including:

•	The Shareholder Group is asking you to consent to turning over control of the Company, without payment of any control premium to the Company’s shareholders, to the nominees of a Shareholder Group that beneficially owns approximately 9.8% of the Company’s shares. Moreover, having acquired the Company’s shares commencing substantially in August 2013, the Clinton Group has already sold a significant number of Company shares at a substantial gain as the Company’s stock price performance has improved.

•	Under the Shareholder Group’s proposal, five of our six directors, including four independent directors and our Chief Executive Officer, would be removed. We believe that the introduction of a substantially reconstituted board would disrupt the Company’s execution of its plan to bring value to all shareholders.

•	The Shareholder Group has not put forward any concrete strategic recommendations or provided any specific insight into what value their nominees would bring to the Board or how they would alter or improve the Company’s business plan or strategy if given the opportunity. We therefore believe that if the Shareholder Group’s proposals are successful, only following the removal of substantially all of our independent directors and our Chief Executive Officer would the new Board seek to establish a strategy for the Company. Under these conditions we believe that turning control of the Company over to the Shareholder Group’s nominees creates too great a risk of missteps and lost opportunities that could substantially diminish, rather than enhance, shareholder value. Accordingly, the Board believes that the Shareholder Group Proposals would destroy shareholder value.

•	In considering the Shareholder Group Proposals, your Board believes that the Shareholder Group Nominees are not in a position to best serve the interests of all the Company’s shareholders. The Shareholder Group Nominees have been chosen solely by the Shareholder Group and as shareholders, the Shareholder Group has no duty to act in the best interests of all of the Company’s shareholders in determining the Company’s strategic direction or when nominating the Shareholder Group Nominees to serve on your Board. Several of the Shareholder Group Nominees have longstanding relationships with and/or economic ties to the Clinton Group and have been nominated by the Clinton Group for election to the boards of directors of other companies in which the Clinton Group has been a shareholder.

•	We believe our Board and management team have taken meaningful steps to drive performance and position the Company to deliver shareholder value. We have focused on four key growth drivers: (1) broading and diversifying our product mix with a compelling assortment of national brands and proprietary products; (2) increasing our visibility to customers by expanding and optimizing our TV distribution platform; (3) growing our customer base through new customer acquisition, and increased purchase frequency and retaining existing customers reflecting improvements to overall customer experience; and (4) being a Watch & Shop Anytime, Anywhere experience through continued enhancements to our internet and mobile platforms.

•	We believe that the current Board and management team have been effective stewards of the Company and our business, as demonstrated by their ability to streamline operations, improve the quality and cost effectiveness of the Company’s TV distribution footprint, and significantly enhance the stability and flexibility of the Company’s balance sheet, resulting in stronger financial performance. We believe we have already begun to see results, as evidenced by our strong financial and operating performance through the first three quarters of fiscal 2013.

•	We believe we have strengthened the Board over the past three years to add independent directors that ensure we have the best team to oversee the execution of our strategy. The average tenure of our board is three years, with three of our directors having been appointed in the last three years. The members of the Board were carefully selected by our Nominating and Corporate Governance Committee following a thorough review of their qualifications and were overwhelmingly re-elected at the June 2013 annual meeting of shareholders with strong support from our shareholders.

•	Your Board is made up of engaged and dedicated directors with a broad range of relevant experience:

•	Jill Botway has served as a director since 2013. She is Executive Vice President and Director of Sales and Marketing for Specific Media/MySpace, a multi-platform, digital media company, and brings broad expertise in media and consumer marketing, as well as brand development, which gives the board insight into customer focusing initiatives, marketing methods and brand positioning.

•	John D. Buck has served as a director since 2004. He served as our interim chief executive officer from October 2007 to March 2008, and again from August 2008 through January 2009. Mr. Buck provides the Board with his experience in the consumer retail industry and brings to us the knowledge and judgment he gains from serving on other public and private company boards, which allows us to benefit from his insight into board governance matters and appropriate board processes.

•	William F. Evans has served as a director since 2011. He was executive vice president and chief financial officer of Witness Systems, Inc., a public, global provider of workforce optimization software and services until he retired when the company was sold in June 2007. Mr. Evans offers senior financial management and accounting expertise gained through his long career in public accounting, as well as in senior management and board positions with corporate governance duties at a number of companies. We believe his broad experience and service in senior management and on boards of directors provides our Board with valuable expertise, particularly with respect to financial reporting.

•	Randy S. Ronning has served as a director and Chairman of our Board since 2009. He was executive vice president and chief merchandising officer of QVC, a major electronic retailer, and prior to joining QVC, he spent 30 years with J.C. Penney Co., where he held executive positions including president of its catalog and internet divisions. Mr. Ronning’s extensive senior executive level experience at two major retailing companies provides the Board and the Company with invaluable expertise and industry knowledge as we execute our new strategy for growth and profitability. In particular, Mr. Ronning’s record of success in leading the development and success of the e-commerce operations at his prior companies is of substantial importance to the Board and the Company in addressing similar growth opportunities in our Company’s business.

•	Keith R. Stewart has served as a director since 2008. He is our Chief Executive Officer. He was named our president and Chief Executive Officer in January 2009 after having joined our Company as President and Chief Operating Officer in August 2008. Mr. Stewart retired from QVC in July 2007 where he had served a significant part of his retail career. Mr. Stewart brings to our Board and our Company extensive executive retail, operations, product sourcing and e-commerce experience both domestically and internationally with more than 20 years of leadership experience in the electronic retailing industry. His strong understanding of multichannel retailing strategy and operations and his proven track record of delivering growth and profitability in our industry gives the Board essential perspectives and insights in their oversight of Company strategy and development.

•	Sean F. Orr is currently the Chief Financial Officer and Treasurer of Accretive Health, Inc., a New York Stock Exchange listed company. Before that, Mr. Orr served as Senior Vice President and Chief Financial Officer for Maxum Petroleum, Inc. a national marketer and logistics company for petroleum products, during 2012 until the company was sold. Prior to that he served as president and chief financial officer of Dale and Thomas Popcorn, LLC, a snack food business, from February 2007 until March 2009. Mr. Orr also was a member of the Board of Directors and Chairman of the Board’s Finance Committee for The Interpublic Group of Companies from 1999-2003, and has served on the Boards of Directors for several non-profit organizations. Mr. Orr is a certified public accountant. Mr. Orr offers senior financial management and accounting expertise gained through his long career both in public accounting and in private industry. We believe his broad experience and service in senior management provides our Board with valuable expertise, particularly with respect to financial reporting and capital markets.

•	The removal and replacement of a majority of the Board as a result of the Shareholder Group Proposals would constitute a “change of control” under certain of the Company’s material agreements, potentially requiring the Company, among other things, to offer to repay amounts owed under its revolving line of credit, which are approximately $38 million as of January 24, 2014 and which could be materially harmful to the Company.

•	The removal and replacement of all but one of our Board members as a result of the Shareholder Group Proposals would result in the accelerated vesting of a substantial number of options and shares of restricted stock held by directors and employees. This accelerated vesting would reduce the important desired effects of using unvested option and restricted stock awards, to retain employees or achieve the specified vesting criteria. We believe the potential loss of key employees with expertise in the Company’s key operating areas as a result of any accelerated vesting could result in a destruction of value for shareholders.

FOR THE FOREGOING REASONS, YOUR BOARD STRONGLY BELIEVES THAT THE SHAREHOLDER GROUP PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ALL OF ITS SHAREHOLDERS AND THAT YOU SHOULD VOTE AGAINST THEM BY RETURNING THE WHITE PROXY CARD.

In addition to the reasons indicated above, your Board believes you should reject each proposal for the following reasons.

Proposal No. 1: We recommend that you VOTE AGAINST Proposal No. 1 because there have not been any amendments to date to our By-laws since September 27, 2010 and because this proposal is designed to nullify unspecified provisions of the By-laws that may be adopted by the Board in its efforts to act in, and protect the best interests of, the Company and its shareholders.

Furthermore, the Board’s fiduciary duties require that it retain flexibility to adopt, at any time, any amendment to the By-laws that it believes is proper and in the best interests of the Company’s shareholders and other stakeholders. The automatic repeal of any duly adopted By-law amendment made after the date hereof, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted By-law amendments determined by the Board to be in the best interests of the Company and its shareholders.

Proposal No. 2: We recommend that you VOTE AGAINST Proposal No. 2 because it is designed to further the Shareholder Group’s plan to remove and replace a majority of the Board and take control of the Company, which we believe is not in the best interests of the Company and ALL of its shareholders.

We believe the Board should retain the right to remove directors that are not well suited for the Company as may be required by the Board’s fiduciary duties to the Company’s shareholders and other stakeholders.

Proposal No. 3: We recommend that you VOTE AGAINST Proposal No. 3 because it is designed to further the Shareholder Group’s plan to remove and replace a majority of the Board and take control of the Company, which we believe is not in the best interests of the Company and ALL of its shareholders. Under our By-laws, shareholders already have a right to nominate directors at our annual meeting or at any special meeting that such shareholder has the right to demand that the Company call.

Proposal No. 4: We recommend that you VOTE AGAINST each removal set forth in Proposal No. 4 because we believe that the current Board is comprised of members that understand the Company’s business and who are committed to maximizing the Company’s value for the benefit of ALL of its shareholders and other stakeholders, and not just the Shareholder Group. Our Board is already comprised of six individuals with outstanding and varying business experience as described below who effectively serve in the role that their board membership requires. As we have previously announced, we have a committee of independent directors seeking to identify, and evaluating adding, additional independent directors to our Board that would complement our current directors. Your independent engaged Board includes:

•	Jill R. Botway, who has served as Executive Vice President and Director of Sales and Marketing for Specific Media/MySpace, a multi-platform, digital media company in New York since 2012. In addition, from 2009 to 2010 Ms. Botway was Chief Executive Officer of WMI, Inc., a multi-platform media services company, and since 2010, she has been a Managing Member at private equity firm Cavu Holdings LLC. From 2005-2009, Ms. Botway was President of Omnicom Media Group’s U.S. Strategic Business Units. Before joining Omnicom, Ms. Botway held various executive positions with media companies and as an attorney has prior law firm experience. Ms. Botway brings broad expertise in media and consumer marketing, as well as brand development, which gives the Board insight into customer focusing initiatives, marketing methods and brand positioning. As an attorney, Ms. Botway also brings a sound understanding of legal issues and concerns that may face the Company.

•

John D. Buck, who currently serves as non-executive chairman of the board of Medica (Minnesota’s second largest health insurer) and previously served as chief executive officer of Medica from July 2001 until his retirement in January 2003. From October 2007 to March 2008, and again from August 2008 through January 2009, Mr. Buck served as our interim Chief Executive Officer. Previously, Mr. Buck worked for Fingerhut Companies where he held several senior executive positions, including president and chief operating officer. He left Fingerhut in October 2000.

Mr. Buck also previously held executive positions at Graco Inc., Honeywell Inc., and Alliant Techsystems Inc. Mr. Buck currently serves on the board of directors of Patterson Companies, Inc. Mr. Buck provides the Board with his experience in the consumer retail industry, including his past service as an interim Chief Executive Officer of our Company and his senior leadership positions at Fingerhut Companies. He additionally brings to us the knowledge and judgment he gains from serving on other public and private company boards, which allows us to benefit from his insight into board governance matters and appropriate board processes.

•	William F. Evans, who most recently served as the executive vice president and chief financial officer of Witness Systems, Inc., a public, global provider of workforce optimization software and services based in Roswell, Georgia from May 2002 until he retired when the company was sold in June 2007. Previously, Mr. Evans had served in a number of operational and financial management roles for a variety of companies, including Superior Essex, ProSource, Inc., H&R Block, Inc., Management Sciences of America and Electromagnetic Sciences, Inc. He began his professional career at Peat Marwick, Mitchell, and Co. (now KPMG), where he was elected a partner in 1980 and was named partner-in-charge of the Atlanta audit practice in 1985. Mr. Evans has served on the Board of Directors of several other private and public companies, including SFN Group, Inc. and Wolverine Tube, Inc. Mr. Evans also currently serves on the board of directors of SAIA, Inc., where he serves on the audit committee. Mr. Evans offers senior financial management and accounting expertise gained through his long career both in public accounting as well as in senior management and board positions with corporate governance duties at a number of companies. We believe his broad experience and service in senior management and boards of directors provides our Board with valuable expertise, particularly with respect to financial reporting.

•	Randy S. Ronning, who currently serves as Chairman of our Board. Mr. Ronning served as executive vice president and chief merchandising officer of QVC, a major electronic retailer, where he oversaw all merchandising, brand management, and merchandise analysis efforts of QVC and QVC.com, from June 2005 until his retirement in January 2007. He also was responsible for QVC.com operations during this period. Previously, Mr. Ronning was executive vice president with responsibility over affiliate sales and marketing, information services, marketing, research and sales analysis, direct marketing, corporate marketing, public relations, and charitable giving at QVC, from 2001 to May 2005. Prior to joining QVC, Mr. Ronning spent 30 years with J.C. Penney Co., where he held executive positions including president of its catalog and internet divisions. Mr. Ronning currently serves on the board of directors of another private company, and has served on the boards of several non-profit and organizations, including the Electronic Retailing Association, the Dallas Symphony Association, the University of Dallas, the Fashion Institute of Technology, the Mail Order Association, Chairman of the Board, Forrester Research, Knot, Philadelphia Orchestra, The Franklin Institute, and another private company, Commerce Hub, where he was Chairman of the Board. Mr. Ronning’s extensive senior executive level experience at two major retailing companies provides the board and the company with invaluable expertise and industry knowledge as we execute our new strategy for growth and profitability. In particular, Mr. Ronning’s record of success in leading the development and success of the e-commerce operations at his prior companies is of substantial importance to the Board and the Company in addressing similar growth opportunities in our Company’s business. Mr. Ronning’s depth of experience in managing, leading and motivating employees provides the Board with great insights in his role as chairman of the human resources and compensation committee.

•

Keith R. Stewart, who is our Chief Executive Officer. He was named our President and Chief Executive Officer in January 2009 after having joined the Company as President and Chief Operating Officer in August 2008. Mr. Stewart voluntarily relinquished the title of president in February 2010 in conjunction with the appointment of a new president of our Company. Mr. Stewart retired from QVC in July 2007 where he had served a significant part of his retail career, most recently as vice president — global sourcing of QVC (USA) and vice president — merchandising of QVC (USA) from April 2004 to June 2007. Previously he was general manager of QVC’s German business unit and was overseas from 1998 to March 2004. Mr. Stewart first joined QVC as a consumer electronics buyer in 1992 and was promoted through a series of progressively responsible positions in key operational areas of tv home shopping. Mr. Stewart brings to our Board and our Company extensive executive retail, operations, product sourcing and

e-commerce experience both domestically and internationally with more than 20 years of leadership experience in the electronic retailing industry. His strong understanding of multichannel retailing strategy and operations and his proven track record of delivering growth and profitability in our industry gives the board essential perspectives and insights in their oversight of Company strategy and development.

•	Sean F. Orr, who is currently the Chief Financial Officer and Treasurer of Accretive Health, Inc., a New York Stock Exchange listed company. Before that, Mr. Orr served as Senior Vice President and Chief Financial Officer for Maxum Petroleum, Inc. a national marketer and logistics company for petroleum products, during 2012 until the company was sold. Prior to that he served as president and chief financial officer of Dale and Thomas Popcorn, LLC, a snack food business, from February 2007 until March 2009. Prior to that, he was a partner in Tatum Partners, LLC, an executive services firm, in 2006, and the executive vice president and chief financial officer of The Interpublic Group of Companies, a parent of global advertising and public relations firms, from 1999 to 2003. He also worked at Pepsico Inc. from 1994 to1999 in the roles of Senior Vice President and Controller at Pepsico Corporate Headquarters and Executive Vice President and Chief Financial Officer of its Frito-Lay division; Reader’s Digest as Vice President and Controller from 1990 to 1994; and Peat Marwick, Mitchell, and Co. (now KPMG), from 1976 to 1990 (serving as a partner from 1986 to 1990). Mr. Orr also was a member of the Board of Directors and Chairman of the Board’s Finance Committee for The Interpublic Group of Companies from 1999-2003, and has served on the Boards of Directors for several non-profit organizations. Mr. Orr is a certified public accountant. Mr. Orr offers senior financial management and accounting expertise gained through his long career both in public accounting and in private industry. We believe his broad experience and service in senior management provides our Board with valuable expertise, particularly with respect to financial reporting and capital markets.

Proposal No. 5: We recommend rejection of Proposal No. 5 because it is designed to further the Shareholder Group’s plan to remove and replace a majority of the Board and take control of the Company which we believe is not in the best interest of the Company and ALL of its shareholders.

As previously announced, our Board has formed a special nominating committee of independent directors in connection with the Shareholder Group Proposals to oversee a Board candidate evaluation process designed to identify potential new candidates with skills and experience that would enhance the overall composition of the Board. We believe that this process should be undertaken in a manner consistent with the Company’s longstanding process that is traditionally overseen by its corporate governance and nominating committee. As publicly stated, this committee is also evaluating the qualifications of Shareholder Group Nominees.

Given this evaluation process that is currently underway, we believe that the Board, not the Shareholder Group, is in the best position to set the size of the Board as it may determine is appropriate, taking into account the availability of qualified candidates, as well as GE and Comcast’s right to appoint up to three directors in the aggregate to our Board pursuant to the Amended and Restated Shareholders Agreement that is publicly filed and described in additional detail below under the caption “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – Relationship with NBCU and GE Equity.”

Proposal No. 6: We recommend rejection of each of the directors nominated pursuant to Proposal No. 6 because they are nominated solely as part of a plan by the Shareholder Group, which beneficially owns approximately 9.8% of our shares, to remove and replace a majority of the Board and take control of the Company, which we believe is not in the best interests of the Company and ALL of its shareholders.

WE URGE SHAREHOLDERS TO REJECT THE SHAREHOLDER GROUP PROPOSALS AND REVOKE ANY PROXY CARD FROM THE SHAREHOLDER GROUP PREVIOUSLY SUBMITTED. IF YOU HAVE SUBMITTED A PROXY CARD FROM THE SHAREHOLDER GROUP, YOU MAY SUBMIT A WHITE PROXY CARD FROM THE COMPANY TO REVOKE THE SHAREHOLDER GROUP PROXY.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED WHITE PROXY CARD USING THE ENCLOSED PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU HAVE SIGNED THE [COLOR] PROXY CARD FROM THE SHAREHOLDER GROUP.

PROPOSAL NO. 1:

REPEAL OF CERTAIN BY-LAW AMENDMENTS

Proposal No. 1 is a proposal to repeal any provision of our By-laws that was not included in the By-laws publicly filed with the SEC on September 27, 2010, and that is inconsistent with or disadvantageous to the election of the nominees or other proposals presented at the Special Meeting. The text of the proposed resolution is below:

“RESOLVED, that any provision of the By-laws of ValueVision, Media, Inc. (the “Corporation”) as of the date of effectiveness of this resolution that was not included in the By-laws publicly filed with the Securities and Exchange Commission on September 27, 2010, and is inconsistent with or disadvantageous to the election of the nominees nominated or other proposals presented at the Corporation’s Special Meeting of shareholders held on March 14, 2014 (or any adjournments or postponements thereof), be and hereby is repealed.”

Proposal No. 1 requires the affirmative vote of the holders of a majority of the number of shares of common stock present in person or by proxy at the Special Meeting and entitled to vote (provided that the number of shares voted in favor of such proposal constitutes more than 25% of the outstanding shares of our common stock). Shareholders may vote “FOR” or “AGAINST,” or may “ABSTAIN” with respect to, Proposal No. 1.

For the reasons stated above under the caption “REASONS TO REJECT THE SHAREHOLDER GROUP PROPOSALS,” the Board is soliciting proxies AGAINST Proposal No. 1 and unanimously recommends that you vote AGAINST Proposal No. 1.

PROPOSAL NO. 2:

DELETION OF SECTION 4.12 OF THE BY-LAWS

Proposal No. 2 is a proposal to delete in its entirety Section 4.12 of Article 4 of the By-laws. The text of the proposed resolution is below:

“RESOLVED, that Section 4.12 of Article 4 of the By-laws of ValueVision Media, Inc. shall be, and hereby is, deleted in its entirety.”

Proposal No. 2 requires the affirmative vote of the holders of a majority of the number of shares of common stock present in person or by proxy at the Special Meeting and entitled to vote (provided that the number of shares voted in favor of such proposal constitutes more than 25% of the outstanding shares of our common stock). Shareholders may vote “FOR” or “AGAINST,” or may “ABSTAIN” with respect to, Proposal No. 2.

Section 4.12 of Article 4 of the By-laws currently reads as follows: “Any director may be removed by a majority vote of all directors constituting the Board, exclusive of the director whose removal is proposed, with or without cause.” This provision of the By-laws currently allows a majority of the directors constituting the entire Board (excluding the director whose removal is proposed) to remove any other director at any time, with or without cause.

For the reasons stated above under the caption “REASONS TO REJECT THE SHAREHOLDER GROUP PROPOSALS,” the Board is soliciting proxies AGAINST Proposal No. 2 and unanimously recommends that you vote AGAINST Proposal No. 2.

PROPOSAL NO. 3:

AMENDMENT AND RESTATEMENT OF SECTION 4.13 OF THE BY-LAWS

Proposal No. 3 is a proposal to amend and restate in its entirety Section 4.13 of Article 4 of the By-laws. The text of the proposed resolution is below:

“RESOLVED, that Section 4.13 of Article 4 of the By-laws of ValueVision Media, Inc. shall be, and hereby is, amended and restated in its entirety as follows:

“4.13 Vacancies. Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the shareholders or by the Board of Directors by no less than a majority vote of the remaining directors then in office, though less than a quorum, and each director so chosen shall hold office until the first meeting of shareholders held after his or her appointment for the purpose of electing directors and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office.”

Proposal No. 3 requires the affirmative vote of the holders of a majority of the number of shares of common stock present in person or by proxy at the Special Meeting and entitled to vote (provided that the number of shares voted in favor of such proposal constitutes more than 25% of the outstanding shares of our common stock). Shareholders may vote “FOR” or “AGAINST,” or may “ABSTAIN” with respect to, Proposal No. 3.

Section 4.13 of Article 4 of the By-laws currently reads as follows: “Any vacancy on the Board of Directors may be filled by vote of the remaining directors, even though less than a quorum.” This provision of the By-laws currently allows any vacancies on the Board to be filled by a majority vote of the remaining directors, even if less than a quorum.

For the reasons stated above under the caption “REASONS TO REJECT THE SHAREHOLDER GROUP PROPOSALS,” the Board is soliciting proxies AGAINST Proposal No. 3 and unanimously recommends that you vote AGAINST Proposal No. 3.

PROPOSAL NO. 4:

REMOVAL OF CERTAIN DIRECTORS

Proposal No. 4 is a proposal to remove from the Board, without cause, (i) each of Jill R. Botway, John D. Buck, William F. Evans, Randy S. Ronning and Keith R. Stewart and (ii) any person appointed by the Board to fill any vacancy on the Board or any newly-created directorships at any time after November 4, 2013 and prior to the conclusion of the Special Meeting or any adjournments or postponements thereof pursuant to Section 302A.223 (Subd. 3) of the Minnesota Business Corporation Act. The text of each proposed resolution is below:

“RESOLVED, that Jill R. Botway be, and hereby is, removed from the Board of Directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that John D. Buck be, and hereby is, removed from the Board of Directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that William F. Evans be, and hereby is, removed from the Board of Directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Randy S. Ronning be, and hereby is, removed from the Board of Directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Keith R. Stewart be, and hereby is, removed from the Board of Directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that any individual(s) (other than the individual(s) elected pursuant to a nomination by Clinton Relational Opportunity Fund, L.P.) that may be elected or appointed to the Board of Directors of ValueVision Media, Inc. to fill any existing or newly created directorship or vacancy on the Board of Directors (whether the result of any expansion of the Board of Directors or removal or resignation of a director) at any time after November 4, 2013 and prior to the conclusion of the Special Meeting or at any adjournment or postponement of such meeting, be, and hereby is, removed from the Board of Directors.”

Proposal No. 4 requires, with respect to the proposed removal of each director, the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors. Shareholders may vote “FOR” or “AGAINST,” or may “ABSTAIN” with respect to, the removal of each director pursuant to Proposal No. 4.

For the reasons stated above under the caption “REASONS TO REJECT THE SHAREHOLDER GROUP PROPOSALS,” the Board is soliciting proxies AGAINST Proposal No. 4 and unanimously recommends that you vote AGAINST the removal of each director pursuant to Proposal No. 4.

PROPOSAL NO. 5:

FIXING THE SIZE OF THE BOARD AT NINE DIRECTORS

Proposal No. 5 is a proposal to adopt a shareholder resolution pursuant to Section 4.2 of our By-Laws to fix the size of the Board at nine (9) directors. The text of the proposed resolution is below:

“RESOLVED, that the size of the Board of Directors of ValueVision Media, Inc. shall be nine directors.”

Proposal No. 5 requires the affirmative vote of the holders of a majority of the number of shares of common stock present in person or by proxy at the Special Meeting and entitled to vote (provided that the number of shares voted in favor of such proposal constitutes more than 25% of the outstanding shares of our common stock). Shareholders may vote “FOR” or “AGAINST,” or may “ABSTAIN” with respect to, Proposal No. 5.

For the reasons stated above under the caption “REASONS TO REJECT THE SHAREHOLDER GROUP PROPOSALS,” the Board is soliciting proxies AGAINST Proposal No. 5 and unanimously recommends that you vote AGAINST Proposal No. 5.

PROPOSAL NO. 6:

ELECTION OF DIRECTORS TO FILL VACANCIES

Proposal No. 6, which (in accordance with the Shareholder Group’s letters delivered to the Company seeking to demand a special meeting) is conditioned on and subject to the approval of the removal of incumbent directors pursuant to Proposal No. 4 above, is a proposal to elect new directors nominated by the Shareholder Group to fill any vacancies on the Board resulting from the removal of any incumbent directors pursuant to Proposal No. 4 above and from any increase in the size of the Board pursuant to Proposal No. 5 above. The text of each proposed resolution is below:

“RESOLVED, that Thomas D. Beers be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Dorrit M. Bern be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Mark Bozek be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Melissa B. Fisher be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Thomas D. Mottola be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Robert Rosenblatt be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Fred Siegel be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

With respect to Proposal No. 6, the affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Special Meeting and entitled to vote is required for the election to the Board. Shareholders do not have the right to cumulate their votes in the election of directors. A stockholder may vote “FOR” any individual nominated to fill a vacancy pursuant to Proposal No. 6, may “WITHHOLD” their vote from any individual nominated to fill a vacancy pursuant to Proposal No. 6 or may “ABSTAIN” with respect to any individual nominated to fill a vacancy pursuant to Proposal No. 6. Please see the Shareholder Group’s proxy statement when it is filed with the SEC for additional information about the Shareholder Group’s nominees.

For the reasons stated above under the caption “REASONS TO REJECT THE SHAREHOLDER GROUP PROPOSALS,” the Board recommends that you WITHHOLD your vote with respect to the election of the Shareholder Group’s nominees pursuant to Proposal No. 6.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND EXECUTIVE OFFICERS

Shareholder Communications with the Board of Directors

Persons interested in communicating with the Board are encouraged to contact the Chairman of the Board, all outside directors as a group, or an individual director by submitting a letter or letters to the desired recipients in an envelope labeled with “Chairman of the Board” or the names of specified directors. This letter should be placed in an envelope and mailed to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary. The Corporate Secretary will forward the communication to the designated recipient(s) or the Chairman of the Board.

Attendance at Shareholder Meetings

The directors are encouraged, but not required, to attend all meetings of our shareholders. All of our then serving directors attended our 2013 Annual Meeting of Shareholders.

Composition of the Board During Fiscal 2013

At the beginning of fiscal 2013, our Board of Directors consisted of Joseph Berardino, John Buck, Catherine Dunleavy, William Evans, Sean Orr, Randy Ronning and Keith Stewart. On March 1, 2013, Jill Botway was appointed to the Board of Directors. On May 7, 2013, Catherine Dunleavy, a Comcast designee, resigned from the Board of Directors. Robert Pick was appointed to the Board of Directors as Comcast’s designee to fill the vacancy created by Ms. Dunleavy’s resignation on May 7, 2013, but Mr. Pick subsequently resigned from the Board of Directors effective as of January 14, 2014 due to the considerable time demands associated with his responsibilities at Comcast and NBCUniversal for the foreseeable future. Mr. Berardino’s service on the Board concluded after our 2013 annual meeting on June 19, 2013.

Certain information about our current directors is set forth below (ages are as of January 24, 2014). These directors were elected by ValueVision’s shareholders at our 2013 Annual Meeting of Shareholders to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

Name	Age	Director Since	Positions Currently Held with our Company
Keith R. Stewart	50	2008	Chief Executive Officer, Director
Randy S. Ronning	64	2009	Chairman of the Board
Jill R. Botway	58	2013	Director
John D. Buck	63	2004	Director
William F. Evans	66	2011	Director
Sean F. Orr	59	2011	Director

Jill R. Botway has served as Executive Vice President and Director of Sales and Marketing for Specific Media/MySpace, a multi-platform, digital media company in New York since 2012. In addition, from 2009 to 2010 Ms. Botway was Chief Executive Officer of WMI, Inc., a multi-platform media services company, and since 2010, she has been a Managing Member at private equity firm Cavu Holdings LLC. From 2005-2009, Ms. Botway was President of Omnicom Media Group’s U.S. Strategic Business Units. Before joining Omnicom, Ms. Botway held various executive positions with media companies and as an attorney has prior law firm experience. Ms. Botway brings broad expertise in media and consumer marketing, as well as brand development, which gives the Board insight into customer focusing initiatives, marketing methods and brand positioning. As an attorney, Ms. Botway also brings a sound understanding of legal issues and concerns that may face the Company.

John D. Buck currently serves as non-executive chairman of the board of Medica (Minnesota’s second largest health insurer) and previously served as chief executive officer of Medica from July 2001 until his retirement in January 2003. From October 2007 to March 2008, and again from August 2008 through January 2009, Mr. Buck served as our interim Chief Executive Officer. Previously, Mr. Buck worked for Fingerhut Companies where he held several senior executive positions, including president and chief operating officer. He left Fingerhut in October 2000. Mr. Buck also previously held executive positions at Graco Inc., Honeywell Inc., and Alliant Techsystems Inc. Mr. Buck currently serves on the Board of Directors of Patterson Companies, Inc.

Mr. Buck provides the Board with his experience in the consumer retail industry, including his past service as an interim Chief Executive Officer of our Company and his senior leadership positions at Fingerhut Companies. He additionally brings to us the knowledge and judgment he gains from serving on other public and private company boards, which allows us to benefit from his insight into board governance matters and appropriate board processes.

William F. Evans most recently served as the executive vice president and chief financial officer of Witness Systems, Inc., a public, global provider of workforce optimization software and services based in Roswell, Georgia from May 2002 until he retired when the company was sold in June 2007. Previously, Mr. Evans had served in a number of operational and financial management roles for a variety of companies, including Superior Essex, ProSource, Inc., H&R Block, Inc., Management Sciences of America and Electromagnetic Sciences, Inc. He began his professional career at Peat Marwick, Mitchell, and Co. (now KPMG), where he was elected a partner in 1980 and was named partner-in-charge of the Atlanta audit practice in 1985. Mr. Evans has served on the Board of Directors of several other private and public companies, including SFN Group, Inc. and Wolverine Tube, Inc. Mr. Evans also currently serves on the board of directors of SAIA, Inc., where he serves on the audit committee. Mr. Evans offers senior financial management and accounting expertise gained through his long career both in public accounting as well as in senior management and board positions with corporate governance duties at a number of companies. We believe his broad experience and service in senior management and boards of directors provides our Board with valuable expertise, particularly with respect to financial reporting.

Sean F. Orr is currently the Chief Financial Officer and Treasurer of Accretive Health, Inc., a New York Stock Exchange listed company. Before that, Mr. Orr served as Senior Vice President and Chief Financial Officer for Maxum Petroleum, Inc. a national marketer and logistics company for petroleum products, during 2012 until the company was sold. Prior to that he served as president and chief financial officer of Dale and Thomas Popcorn, LLC, a snack food business, from February 2007 until March 2009. Prior to that, he was a partner in Tatum Partners, LLC, an executive services firm, in 2006, and the executive vice president and chief financial officer of The Interpublic Group of Companies, a parent of global advertising and public relations firms, from 1999 to 2003. He also worked at Pepsico Inc. from 1994 to1999 in the roles of Senior Vice President and Controller at Pepsico Corporate Headquarters and Executive Vice President and Chief Financial Officer of its Frito-Lay division; Reader’s Digest as Vice President and Controller from 1990 to 1994; and Peat Marwick, Mitchell, and Co. (now KPMG), from 1976 to 1990 (serving as a partner from 1986 to 1990). Mr. Orr also was a member of the Board of Directors and Chairman of the Board’s Finance Committee for The Interpublic Group of Companies from 1999-2003, and has served on the Boards of Directors for several non-profit organizations. Mr. Orr is a certified public accountant. Mr. Orr offers senior financial management and accounting expertise gained through his long career both in public accounting and in private industry. We believe his broad experience and service in senior management provides our Board with valuable expertise, particularly with respect to financial reporting and capital markets.

Randy S. Ronning currently serves as Chairman of our Board. Mr. Ronning served as executive vice president and chief merchandising officer of QVC, a major electronic retailer, where he oversaw all merchandising, brand management, and merchandise analysis efforts of QVC and QVC.com, from June 2005 until his retirement in January 2007. He also was responsible for QVC.com operations during this period. Previously, Mr. Ronning was executive vice president with responsibility over affiliate sales and marketing, information services, marketing, research and sales analysis, direct marketing, corporate marketing, public relations, and charitable giving at QVC, from 2001 to May 2005. Prior to joining QVC, Mr. Ronning spent 30 years with J.C. Penney Co., where he held executive positions including president of its catalog and internet divisions. Mr. Ronning currently serves on the Board of Directors of another private company, and has served on the boards of several non-profit and organizations, including the Electronic Retailing Association, the Dallas Symphony Association, the University of Dallas, the Fashion Institute of Technology, the Mail Order Association, Chairman of the Board, Forrester Research, Knot, Philadelphia Orchestra, The Franklin Institute, and another private company, Commerce Hub, where he was Chairman of the Board. Mr. Ronning’s extensive senior executive level experience at two major retailing companies provides the board and the company with invaluable expertise and industry knowledge as we execute our new strategy for growth and profitability. In particular, Mr. Ronning’s record of success in leading the development and success of the e-commerce operations at his prior companies is of substantial importance to the Board and the Company in addressing similar growth opportunities in our Company’s business. Mr. Ronning’s depth of experience in managing, leading and motivating employees provides the Board with great insights in his role as chairman of the human resources and compensation committee.

Keith R. Stewart is our Chief Executive Officer. He was named our President and Chief Executive Officer in January 2009 after having joined the Company as President and Chief Operating Officer in August 2008. Mr. Stewart voluntarily relinquished the title of President in February 2010 in conjunction with the appointment of a new President of our Company. Mr. Stewart retired from QVC in July 2007 where he had served the majority of his retail career, most recently as vice president — merchandising of QVC (USA) and vice president — global sourcing of QVC (USA) from April 2004 to June 2007. Previously he was general manager of QVC’s German business unit from 1998 to March 2004. Mr. Stewart first joined QVC as a consumer electronics buyer in 1992 and was promoted through a series of progressively responsible positions through which he developed expertise in key areas of TV home shopping, including merchandising, programming, cable distribution, strategic planning, organizational development, and international sourcing. Mr. Stewart brings to our Board and our Company extensive executive retail, operations, product sourcing and e-commerce experience both domestically and internationally with more than 23 years of leadership experience in the electronic retailing industry. His strong understanding of multichannel retailing strategy and operations and his proven track record of delivering growth and profitability in our industry gives the Board essential perspectives and insights in their oversight of Company strategy and development.

Board Leadership Structure and Risk Oversight

The Company’s corporate governance guidelines provide that the Chairman of the Board and the Chief Executive Officer currently are separate offices, with a non-executive Chairman of the Board. While the Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer, there currently is not an intention to combine the offices. This determination will be made depending upon what our Board believes is best for the Company and our shareholders in light of all circumstances at any particular time.

The Company’s management is responsible for risk management on a day-to-day basis and has engaged in a formal Enterprise Risk Management (ERM) process that it implemented with the assistance of an outside consulting firm. ERM is a process applied in a strategy setting across the Company and is designed to identify and manage potential events or risks that may affect the Company and to provide reasonable assurance regarding the achievement of Company objectives. The Company develops an assessment of major risks facing the Company and mitigation plans as part of its annual strategic planning process, incorporating any new risk treatment strategies into normal business activities. Input gathered from the Board is analyzed and incorporated into the process.

The Board oversees the risk management activities of management directly and through the committees of the Board by discussing with management the policies and practices utilized by management in assessing and managing risks and by providing input on those policies and practices. In general, the Board oversees risk management activities relating to business strategy, strategic transactions, capital allocation, legal and regulatory risk, and operational risks; the audit and finance committee oversees risk management activities related to certain financial risks and the audit committee oversees the ERM process; the human resources and compensation committee oversees risk management activities relating to the Company’s compensation policies and practices and organizational risk; and the nominating and governance committee oversees risk management activities relating to Board composition and function. Each committee reports to the full Board on a regular basis, including reports with respect to the respective committee’s risk oversight activities as appropriate. Certain key risks and related mitigation plans are also reviewed more in depth throughout the year either by the Board or its committees. Management and the Board regularly review and discuss appropriate strategies to monitor and assess of the effectiveness of risk treatment for long term success.

Director Independence

Messrs. Buck, Evans, Orr and Ronning and Ms. Botway, constituting a majority of the Board of Directors, have been determined to be independent as that term is used in Section 10A of the Exchange Act of 1934 and as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Ms. Dunleavy, a member of our Board until her resignation in May 2013, was also determined to be independent under the same standards. Mr. Pick, a member of our Board until his resignation on January 14, 2014, was also determined to be independent under the same standards. Our Board of Directors has determined that Mr. Stewart, as our Chief Executive Officer, is not independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market.

Committees of the Board of Directors

On-going committees established and maintained by the Board of Directors include the audit committee, the finance committee, the human resources and compensation committee, known as the compensation committee, and the corporate governance and nominating committee, known as the governance committee. From time to time the Board also may establish additional committees for specific purposes, such as the special committee, which was formed to consider a variety of special projects and tasks delegated to it by the Board and the special nominating committee, which was formed to identify and evaluate potential director candidates in connection with the demand letters submitted by the Shareholder Group and the Shareholder Group Proposals. Neither the special committee nor the special nominating committee is a standing or on-going committee of the Board.

The following table summarizes the current membership of each of our on-going committees:

Director	Audit Committee	Compensation Committee	Governance Committee	Finance Commitee
Keith R. Stewart	x	x	x	x
Randy S. Ronning	x	Chair	Member	Member
Jill R. Botway	x	Member	Member	x
John D. Buck	Member	x	Chair	x
William F. Evans	Chair	x	x	Member
Sean F. Orr	Member	Member	x	Chair

Audit Committee

The audit committee consists of Messrs. Evans (Chair), Buck and Orr. Mr. Berardino also served as a member of the audit committee through the conclusion of our 2013 annual meeting. All members of the audit committee are independent (and Mr. Berardino was independent during his membership on the audit committee) as that term is used in Section 10A of the Securities Exchange Act of 1934, as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market and as that term is defined by Section 301 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that each of Mr. Evans, chairman of the audit committee, and Mr. Orr is an audit committee financial expert as defined by the Securities and Exchange Commission’s regulations.

The audit committee is established by the Board of Directors for the primary purpose of assisting the Board in overseeing:

•	management’s process for ensuring the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and financial statement audits;

•	the Company’s compliance with legal and regulatory requirements;

•	the registered public accounting firm’s (independent auditor’s) qualifications and independence;

•	the performance of the Company’s independent auditor and internal audit function, if applicable; and

•	the Company’s systems of disclosure controls and procedures, and internal controls over financial reporting.

The audit committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The role of the audit committee is described above and in the audit charter, found on our website, www.shophq.com/ir. The audit committee charter complies with the standards set forth in SEC and applicable stock exchange regulations.

Human Resources and Compensation Committee

The human resources and compensation committee, known as the compensation committee, consists of Messrs. Ronning (Chair), and Orr and Ms. Botway. All members of the compensation committee are independent directors as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market and for purposes of Internal Revenue Code Section 162(m). The compensation committee charter was amended in the first quarter of fiscal 2013 and complies with the standards set forth in Securities and Exchange Commission and applicable stock exchange regulations.

The responsibilities of the compensation committee are set forth in the compensation committee charter, which is reviewed regularly and amended as appropriate in light of Securities and Exchange Commission and applicable stock exchange regulations, and which is available on our website at www.shophq.com/ir.

Among other duties, the compensation committee has the responsibility to:

•	establish executive compensation strategy, including base salary, incentive compensation and any other compensation elements and evaluate the strategy in light of the say on pay vote;

•	assure that all executive officers are compensated in a manner consistent with such strategy, internal considerations, competitive practices and the requirements of regulatory agencies, and that they are not incentivized to take an undue amount of risk;

•	oversee our stock-based incentive plans and approve all grants to executive officers made in connection with those plans;

•	review, approve, and request that independent directors ratify decisions regarding (i) the components of and total cash compensation for our Chief Executive Officer, and (ii) stock-based grants to our Chief Executive Officer;

•	review, approve, and, if appropriate, ask that the independent directors ratify any employment agreements or severance arrangements for the Chief Executive Officer or other members of senior management, including change-in-control provisions, plans or agreements;

•	monitor our employee benefit plans and discharge the duties imposed on the committee by the terms of those plans;

•	oversee succession planning for the Chief Executive Officer and other members of the senior executive team;

•	annually evaluate the performance of the committee and the adequacy of the committee’s charter, and report the evaluation to the Board of Directors; and

•	perform other duties or functions deemed appropriate by the Board of Directors.

Compensation decisions for the named executive officers (other than the Chief Executive Officer) and the other corporate officers directly reporting to the Chief Executive Officer are made by the compensation committee, upon the recommendation of our Chief Executive Officer. For the Chief Executive Officer, the compensation decisions are made by the independent directors upon the recommendation of the committee. Under its charter, the compensation committee has the authority to engage, review and approve the payment of fees to or terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities.

The compensation committee’s meeting agendas are determined by its chairman, with the assistance of the Chief Operating Officer and the Corporate Secretary. The committee reports on its actions regarding executive compensation to the Board of Directors for all corporate officers except in the case of the Chief Executive Officer. For the Chief Executive Officer, the committee will make a recommendation to the independent directors for review and action.

The committee is supported by our human resources and legal departments upon request. In addition, the committee has engaged Towers Watson, a global human resources consulting firm, to assist the committee in discharging its responsibilities, which include conducting periodic reviews of its total compensation program for executive officers. Under a policy established by the committee, Towers Watson only performs work for the committee, the Board of Directors and other committees of the Board of Directors, and is not retained by our management for other benefits, compensation or recruiting services, or any other purposes. The compensation committee has considered the relationships that the compensation consultant has with the Company, the members of the compensation committee and our executive officers, as well as the policies that the compensation consultant has in place to maintain its independence and objectivity, and has determined that the work performed by Towers Watson has raised no conflicts of interest.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee, known as the governance committee, consists of Messrs. Buck (Chair) and Ronning and Ms. Botway. Mr. Berardino also served as a member and former Chair of the governance committee through the conclusion of our 2013 annual meeting. All members of the governance committee are independent directors (and Mr. Berardino was an independent director during his membership on the governance committee) as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market. The governance committee advises and makes recommendations to the Board of Directors on all matters concerning the selection of candidates as nominees for election as directors, corporate governance, compensation of directors and other matters as specified in the governance committee’s charter or as directed by the Board of Directors. The responsibilities of the governance committee are set forth in the governance committee charter, which is reviewed regularly in light of SEC and applicable stock exchange regulations and is available on our website at www.shophq.com/ir.

Finance Committee

The finance committee consists of Messrs. Orr (Chair), Evans and Ronning. Mr. Berardino also served as a member of the finance committee through the conclusion of our 2013 annual meeting. The finance committee serves to assure the proper involvement of the Board of Directors in, and to assure that senior management has access to appropriate Board level advice, counsel and support on, significant financial policy setting, decisions, and transactions. The duties and responsibilities include the review, approval, reporting on, or making of recommendations, as appropriate, in areas of financial significance to the Company. The committee is also involved in the advising on our efforts to maximize shareholder value and supporting all other committees of the Board on matters with significant financial impact.

Director Qualifications, Board Diversity and Shareholder Nominations for Directors

The governance committee charter describes the attributes we seek in considering director candidates. The governance committee and special nominating committee will consider persons recommended by shareholders in selecting nominees for election to the Board. The governance committee recommends, and the special nominating committee may evaluate, qualified individuals who, if added to the Board, will provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for our Company. We have determined that a majority of our directors should be independent directors. While neither the governance committee nor the special nominating committee has a formal diversity policy, diversity is one of the factors included in the following additional guidelines, which are set forth in the governance committee’s charter, in analyzing the qualifications for directors:

In evaluating potential nominees the committees shall consider the person’s integrity, judgment, skill, experience with entities in related industries (i.e., consumer retailing, TV home shopping, TV programming, media, fulfillment, direct response marketing, e-commerce, technology, finance, mergers and acquisitions, and corporate law), public company experience, and commitment to devote the time and attention necessary to fulfill his or her responsibilities to the Company. The committees shall also consider the diversity of experience, race, ethnicity, gender and age of the nominees to complement and enhance the other members’ experiences and backgrounds. The special nominating committee has engaged Russell Reynolds to assist it in identifying suitable candidates and evaluating candidates suggested by shareholders.

Shareholders who wish to suggest qualified candidates should write to: ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Governance and Nominating Committee, c/o Corporate Secretary. All recommendations should state in detail the qualifications of the person for consideration by the governance committee or the special nominating committee and should be accompanied by an indication of the person’s willingness to serve.

Business Ethics Policies

We have adopted a business ethics policy applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this business ethics policy is available on our website at www.shophq.com/ir. In addition, we have adopted a code of ethics for our Chief Executive Officer and senior financial management; this policy also is available on our website at www.shophq.com/ir.

Attendance and Meetings of the Board of Directors and Its Committees

Our business and affairs are managed by the Board of Directors, which held ten meetings during fiscal 2013 through January 24, 2014 and took action by written consent four times. During fiscal 2013 through January 24, 2014, the audit committee held eleven meetings and had no written actions; the compensation committee held eight meetings and took action by written consent one time; the finance committee held four meetings and had no written actions; and the governance committee held five meetings and took action by written consent 1 time. During fiscal 2013 through January 24, 2014, the special committee met on five occasions. During fiscal 2013 through January 24, 2014, the special nominating committee met on three occasions. During fiscal 2013 through January 24, 2014, none of our directors attended fewer than 75% of the aggregate number of meetings of the Board and the various committees on which he or she served during fiscal 2013.

Compensation Committee Interlocks and Insider Participation

Messrs. Ronning (chairman), Buck and Orr and Ms. Botway were members of the compensation committee during fiscal 2013. No member of the compensation committee is now, or was during the last fiscal year, an officer or employee of our Company or of any of our subsidiaries. None of our executive officers has served on the Board of Directors or on the compensation committee of any other entity, any officers of which served either on our Board of Directors or on our compensation committee.

Executive Officers

Set forth below are the names, ages (as of January 24, 2014) and titles of the persons serving as our executive officers:

Name	Age	Position(s) Held
Keith R. Stewart	50	Chief Executive Officer and Director
Robert Ayd	65	President
William McGrath	56	Executive Vice President – Chief Financial Officer
Carol Steinberg	54	Chief Operating Officer
Annette Repasch	48	Chief Merchandising Officer
Jean-Guillaume Sabatier	43	Senior Vice President – Sales & Product Planning and Programming
Teresa Dery	47	Senior Vice President – General Counsel, Corporate Secretary
Nancy Kunkle	50	Senior Vice President – Customer Experience & Business Process Engineering
Michael A. Murray	55	Senior Vice President – Operations
Nicholas J. Vassallo	50	Vice President – Corporate Controller
Beth K. McCartan	44	Vice President – Financial Planning & Analysis
Ashish G. Akolkar	41	Vice President – IT Operations

Keith R. Stewart was named our President and Chief Executive Officer in January 2009 after having joined the Company as President and Chief Operating Officer in August 2008. Mr. Stewart retired from QVC in July 2007 where he served a significant part of his retail career, most recently as Vice President — Global Sourcing of QVC (USA), and Vice President — Merchandising of QVC (USA) from April 2004 to June 2007. Previously, Mr. Stewart was General Manager of QVC’s German business unit and was overseas from 1998 to March 2004. Mr. Stewart first joined QVC as a consumer electronics buyer in 1992 and through a series of progressively responsible positions in key operational areas of tv home shopping.

Robert Ayd joined the Company in February 2010 as President, overseeing Merchandising, Planning, Programming, Broadcast Operations, and On-Air Talent. Mr. Ayd brings an extensive background and a track record of success to the Company, including executive leadership roles at QVC and Macy’s. Most recently, Mr. Ayd served as Executive Vice President and Chief Merchandising Officer at QVC (USA) from 2006 to 2008. During his tenure at QVC, Mr. Ayd also served as Senior Vice President, Design Development & Global Sourcing and Brand Development from 2005 to 2006, and Senior Vice President of Jewelry and Fashion from 2000 to 2004. Prior to joining QVC in 1995 as Vice President of Fashion, Mr. Ayd held numerous executive leadership positions for Macy’s, culminating with Senior Vice President in Women’s Sportswear from 1991 to 1995. Mr. Ayd began his career at Macy’s in 1975 as a buyer of handbags, bodywear and footwear.

William McGrath was named Senior Vice President and Chief Financial Officer in August 2010 after having joined the Company in January 2010 as Vice President of Quality Assurance and being named interim Chief Financial Officer in February 2010. Mr. McGrath served as Vice President Global Sourcing Operations and Finance at QVC in 2008. During his tenure at QVC, he also served as Vice President Corporate Quality Assurance and Quality Control from 1999 — 2008; Vice President Merchandise Operations and Inventory Control from 1995-1999; Vice President Market Research and Sales Analysis from 1992 — 1995; and Director Financial Planning and Analysis from 1990-1992. Prior to QVC, Mr. McGrath held a variety of leadership positions at Subaru of America from 1983-1990 and Arthur Andersen from 1979-1983. He holds an MBA in finance from Drexel University and a BS in Accounting from Saint Joseph’s University.

Carol Steinberg was named Chief Operating Officer in October 2012. Previously she served as Executive Vice President, Internet, Marketing & Human Resources from June 2011 after having joined the Company as Senior Vice President, E-Commerce, Marketing and Business Development in June 2009. Previously, she was Vice President at David’s Bridal from September 2006 to June 2009 where she expanded its internet presence by designing and implementing marketing and merchandising strategies that drove traffic in store and online. Prior to this position, Ms. Steinberg spent 12 years at QVC from July 1994 to September 2006, most recently having served as the Director of Online Marketing and Business Development.

Annette Repasch was named Chief Merchandising Officer in October 2011 after having joined the Company as Vice President of Softlines in May 2011. Previously, she served as Senior Vice President and General Merchandise Manager of Stage Stores from February 2008 to April 2011. Prior to this position, she was Vice President and General Merchandise Manager at QVC (USA) from January 2001 to February 2008. Ms. Repasch has also held senior merchandising roles in both specialty and department stores, including Layne Bryant, Saks and Bon-Ton. She holds a business degree from the Philadelphia College of Art.

Jean-Guillaume Sabatier joined the Company as Senior Vice President, Sales & Product Planning in November 2008. During fiscal 2012, Mr. Sabatier also led a special projects initiative in the planning area. Mr. Sabatier served as Director, Sales and Product Planning for QVC, Inc., from July 2007 to October 2008. Prior to that time, Mr. Sabatier held various positions in QVC’s German business unit, including Director, Programming and Planning from July 2003 to July 2007. He began his QVC career as a sales and product planner in June 1997.

Teresa Dery was appointed Senior Vice President and General Counsel in June 2011 and Corporate Secretary in February 2011. Ms. Dery has 19 years of corporate law experience and joined the Company in 2004 as Senior Corporate Counsel. She was appointed Associate General Counsel in 2006. Prior to joining the Company, she served as Corporate Counsel and Corporate Secretary of Net Perceptions between 2000 and 2004. Previously, she served as Corporate Secretary and Vice President of Finance and Legal for national restaurant franchise 1 Potato 2 from 1993 to 2000.

Nancy Kunkle was appointed Senior Vice President of Customer Experience and Business Process Engineering in February 2013. She joined the Company in April 2011 as a strategic adviser and was later appointed Senior Vice President of Customer Experience in October 2011. Ms Kunkle has over 27 years of experience in process-engineering and multichannel customer experience management. Prior to joining the Company, Ms. Kunkle was Program Manager, Logistics at The Boeing Company from April 2010 to April 2011. Prior to that, Ms. Kunkle spent over a decade at QVC where she served in multiple leadership roles within commerce, customer advocacy and customer service including Director, Customer Advocacy from April, 2008 to March 2010 and Director, Commerce Project Management from February 2006 to March 2008. Ms. Kunkle began her career in 1985 at The Boeing Company, providing program management for supply chain processes and product development.

Michael A. Murray was named Senior Vice President of Operations in September 2009 after having joined the Company as Vice President of Operations in May 2004. Mr. Murray has over 25 years of operations and business management experience. Prior to joining the Company, Mr. Murray was Senior Vice President of Operations for the Fingerhut Companies and Federated Department Stores direct to consumer divisions primarily from May 1991 to October 2002. While at Fingerhut, Mr. Murray also led FBSI operations, Fingerhut’s 3rd party direct to consumer arm serving Walmart.com, Intuit, Levi’s, Wet Seal and others. Mr. Murray has held executive leadership positions in various direct to consumer and retail companies including Merrill Corporation, Lieberman Enterprises, and Associated Wholesale Grocers. Mr. Murray began his career with John Deere as an Industrial Engineer.

Nicholas J. Vassallo has served as Vice President and Corporate Controller since 2000. He first joined the Company as director of financial reporting in October 1996. During that time he also had responsibility for direct-mail acquisitions and other corporate business development ventures. Mr. Vassallo was named corporate controller in 1999 and the following year was promoted to vice president. Prior to joining the Company, he served as corporate controller for Fourth Shift Corporation, a software development company. Mr. Vassallo began his career with Arthur Anderson, LLP where he spent eight years in their audit practice group. Mr. Vassallo is a CPA and holds a BS in Accounting from Saint John’s University in New York.

Beth K. McCartan has served as Vice President Financial Planning & Analysis since 2006. She first joined the Company as Finance Manager in January 2001. She was promoted to Finance Director in 2003 and to Vice President three years later. Prior to joining the Company, she worked for The Pillsbury Company in several finance positions including Sr. Financial Analyst for Green Giant and Progresso brands and as a plant controller. She began her career with Pillsbury in February 1993. Ms. McCartan holds an MBA in finance from the University of Minnesota and has undergraduate degrees in Finance, Marketing and Advertising from The University of St. Thomas.

Ashish G. Akolkar has served as Vice President of IT Operations since June 2007. Mr. Akolkar joined the Company in November 2000 and has held director and managerial positions at the Company overseeing enterprise architecture, software development, application support & maintenance and technology infrastructure functions. Prior to joining the Company, Mr. Akolkar served as a technology consultant for ERP applications while working for companies including netbriefings.com and Sunflower Information Technologies. Mr. Akolkar has an MBA in finance and BS in electronics engineering from Mumbai University, India.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Quorum

Only the holders of record of ValueVision common stock as of the close of business on February 13, 2014 are entitled to receive notice of, and to vote at, the Special Meeting. Our common stock is our only authorized and issued voting security. At the close of business on the record date, we had [            ] shares of our common stock outstanding and entitled to vote.

Under our By-laws, the holders of a majority of the voting power of the shares present in person or by proxy entitled to vote at a meeting will constitute a quorum for purposes of the Special Meeting. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment or postponement thereof. If a new record date is set for an adjourned Special Meeting, however, then a new quorum will need to be established.

Required Votes

Each outstanding share of our common stock on the record date entitles the holder to one vote at the Special Meeting.

Proposals No.1, No. 2, No. 3 and No. 5 require the affirmative vote of the holders of a majority of the number of shares of common stock present in person or by proxy at the Special Meeting and entitled to vote (provided that the number of shares voted in favor of such proposals constitutes more than 25% of the outstanding shares of our common stock).

Proposal No. 4 requires, with respect to the proposed removal of each director, the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors.

With respect to Proposal No. 6, the affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Special Meeting and entitled to vote is required for the election to the Board. Shareholders do not have the right to cumulate their votes in the election of directors or with respect to any other proposal or matter.

The Board is soliciting proxies AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and unanimously recommends that you vote AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5. The Board is also soliciting proxies with respect to Proposal No. 6 and unanimously recommends that you WITHHOLD your vote with respect to the election of the Shareholder Group’s nominees pursuant to Proposal No. 6.

Abstentions

Shares of our common stock represented at the Special Meeting for which proxies have been received but with respect to which shareholders have abstained will be treated as present at the Special Meeting for purposes of determining whether a quorum exists. Abstentions will have the effect of a vote AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and will have no effect on the election of directors (if any) pursuant to Proposal No. 6.

Effect of Broker Voting; Broker Non-Votes

Your broker does not have discretionary authority to vote on any of the proposals to be considered by shareholders at the Special Meeting. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on these matters. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker. Any “broker non-votes” will be counted for purposes of determining the presence of a quorum at the Special Meeting. Broker non-votes will have no effect on the outcome of Proposals No. 1, No. 2, No. 3 or No. 5, except to the extent such broker non-votes could cause the affirmative vote total to be 25% or less of the number of our outstanding shares. Broker non-votes will have the effect of a vote AGAINST Proposal No. 4 and will have no effect on the election of directors (if any) pursuant to Proposal No. 6.

Revocability of Proxies

You may revoke any proxy and change your vote at any time before the vote at the Special Meeting. You may do this by:

•	delivering written notice to ValueVision prior to the time of voting, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, stating that your proxy is being revoked;

•	signing a new proxy and presenting it at the Special Meeting prior to the time of voting; or

•	attending the Special Meeting and voting in person.

Attending the Special Meeting alone will not revoke your proxy unless you specifically request it.

Effect of WHITE Proxy Card

A stockholder may vote “FOR” or “AGAINST,” or may “ABSTAIN” with respect to, Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and may vote “FOR” or “WITHHOLD,” or may “ABSTAIN,” with respect to Proposal No. 6, in each case, by signing and returning to ValueVision a WHITE proxy card. A [color] proxy card may be revoked by delivery of your WHITE proxy card, bearing a later date than the date on the [color] proxy card, in the envelope provided.

By signing and delivering the WHITE proxy card, with a later date than the date on the [color] proxy card, you will be deemed to have revoked any proxy delivered to the Shareholder Group. If you return a signed and dated WHITE proxy card or otherwise vote by returning a WHITE proxy card without marking voting selections, your shares will be voted AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and will be voted WITHHOLD with respect to the election of the Shareholder Group’s nominees pursuant to Proposal No. 6.

ValueVision has retained Innisfree M&A Incorporated to assist in communicating with shareholders in connection with the Special Meeting and the Shareholder Group’s proxy solicitation and to assist in our efforts to obtain proxies. If you have any questions about how to complete or submit your WHITE proxy card or any other questions, Innisfree will be pleased to assist you. Stockholders may call toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

If any shares of common stock that you owned on the record date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke proxy for the shares of common stock held in your name. Accordingly, you should follow the instructions on the WHITE proxy card to vote your shares. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed WHITE proxy card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to ValueVision, c/o Innisfree M&A Incorporated, our proxy solicitor, at 501 Madison Avenue, 20th Floor, New York, New York 10022 so that we will be aware of your instructions and can attempt to ensure your instructions are followed.

YOU HAVE THE RIGHT TO REVOKE ANY PROXY YOU MAY HAVE PREVIOUSLY GIVEN TO THE SHAREHOLDER GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE WHITE PROXY CARD ACCOMPANYING THIS PROXY STATEMENT, OR VOTE BY PHONE OR OVER THE INTERNET AS DESCRIBED ON THE ENCLOSED WHITE PROXY CARD.

You should carefully review this Proxy Statement. YOUR TIMELY RESPONSE IS IMPORTANT. YOU ARE URGED NOT TO SIGN ANY [COLOR] PROXY CARDS. Instead, we urge you to reject the solicitation efforts of the Shareholder Group by promptly completing, signing, dating and returning the enclosed WHITE proxy card in the envelope provided or voting by phone or over the Internet as described on the enclosed WHITE proxy card. Please be aware that if you sign a [color] card but do not check any of the boxes on the card, you may be deemed to have voted in favor of all of the Shareholder Group’s proposals and, if applicable, for the election of the Shareholder Group’s nominees to the Board.

Results of Special Meeting

The Company will retain an independent inspector of elections in connection with the Special Meeting. The independent inspector of elections will have the authority to receive, inspect, electronically tally and determine the validity of the proxies received. The Company intends to notify shareholders of the voting results by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

INFORMATION ABOUT OUR SOLICITATION

OF PROXIES AND RELATED EXPENSES

Proxies may be solicited by mail, advertisement, telephone, email via the Internet, press release, in person or otherwise by our directors and the officers of the Company named in Appendix A, none of whom will receive additional compensation for such solicitations. The Company will bear the entire cost of the Board’s solicitation of proxies in connection with the Special Meeting, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, the WHITE proxy card and any additional soliciting material furnished to shareholders.

The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners.

In addition, the Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for fees not expected to exceed $[            ], plus out-of-pocket expenses. The Company has also agreed to indemnify Innisfree M&A Incorporated against certain liabilities arising out of or in connection with the engagement. Innisfree M&A Incorporated may solicit proxies by mail, advertisement, telephone, email, via the Internet, press release, in person or otherwise. Innisfree M&A Incorporated will employ approximately [            ] people to solicit ValueVision’s shareholders.

The Company’s expenses, including those of Innisfree M&A Incorporated (but excluding salaries and wages of our regular employees and officers), related to the solicitation of proxies in connection with the Special Meeting are expected to be at least $[            ], of which approximately $[            ] has been spent to date.

PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the SEC, each member of our Board and certain of our officers are deemed to be a “participant” in the Board’s solicitation of proxies in connection with the Special Meeting. For information with respect to each participant in the Board’s solicitation of proxies in connection with the Special Meeting, please refer to Appendix A, which sets forth certain information about each participant in addition to the information set forth in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (“CD&A”) is intended to provide an overview of the compensation awarded to, earned by, or paid to our named executive officers, including the material elements of the compensation paid to our named executive officers as outlined in the compensation tables included in this proxy statement.

Compensation Objectives and Philosophy

The primary objective of our executive compensation program is to attract and retain exceptional leaders and enable them to behave like an owner. When setting executive compensation, we apply a consistent approach for all executive officers and intend that the combination of compensation elements closely aligns the executives’ financial interest with those of our shareholders. The program is mainly designed to:

1.	Attract, motivate and retain a highly capable and performance-focused executive team;

2.	Promote a culture of employee owners whose financial interests are aligned with those of our shareholders;

3.	Pay for performance such that total compensation reflects the individual performance of executives and our absolute and relative performance;

4.	Promote equity emphasis by tying executive compensation to the long-term enhancement of shareholder value;

5.	Permit the Compensation Committee to exercise independent judgment and approval authority with respect to establishing executive team compensation programs, performance measures, and awards; and

6.	Consider the potential stock dilution, cash flow, tax and reported earnings implications of executive compensation, consistent with the other objectives of the program.

Target total compensation is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of both cash and equity. In support of our emphasis on significant ownership by executives, the Compensation Committee offers long-term incentive opportunities that encourage ownership. Generally, the amount of compensation realized or potentially realizable does not directly impact the level at which future pay opportunities are set. However, when granting equity awards, the Compensation Committee reviews and considers both individual performance and the number of outstanding and previously granted equity awards. In addition to promoting share ownership, our executive compensation objectives and philosophy focus on rewarding performance. This means that shareholder returns along with corporate, operating unit, and individual performance, both short-term and long-term, determine the largest portion of the executive pay opportunity.

Role of the Compensation Committee and Executive Compensation Consultant

The Compensation Committee oversees the administration of the executive compensation program and determines the compensation of our executive officers. The Compensation Committee is solely composed of non-management directors, all of whom meet the independence requirements of applicable NASDAQ rules. To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee engages an independent consultant (“Consultant”). Towers Watson was engaged by the committee as its Consultant. The Consultant’s role is to develop recommendations for the Compensation Committee related to all aspects of executive compensation programs and the Consultant works with management to obtain information necessary to develop the recommendations for the Compensation Committee related to all aspects of our executive compensation program.

Process for Determining Executive Compensation

Typically, the Compensation Committee begins the review and adjustment process for executive total compensation levels, including equity grants, annually in November of each year. This practice was utilized when reviewing 2013 executive total compensation.

Our chief executive officer’s (the “CEO”) target total compensation package is set by the Compensation Committee during an executive session, where the CEO is not present, based on the Compensation Committee’s review of the competitive information prepared by the Consultant, assessment of the CEO’s individual performance in conjunction with our financial and operating performance, and each member’s good faith business judgment.

A recommendation for the target total compensation of our other executive officers is made by the CEO and the Chief Operating Officer (“COO”), who has responsibility for the human resources function and works closely with the Compensation Committee, after reviewing the executive’s and our performance in conjunction with the executive’s responsibility and experience when compared to the competitive information prepared by the Consultant. The compensation package for the other executive officers is established by the Compensation Committee, taking into consideration the recommendation of the CEO and the COO, and the executive officer’s individual job responsibilities, experience and overall performance.

To facilitate this process, the COO summarizes the total compensation for each executive and this information is used by the Compensation Committee when setting target total compensation for the CEO and other executive officers. The summary outlines each executive’s annual target and actual pay as well as total accumulated pay under various performance and employment scenarios and corporate performance, both recent and projected. The COO also prepares for the Compensation Committee a review and recommendation of the CEO’s compensation. In its deliberations, the Compensation Committee meets with the CEO and other members of senior management, as appropriate, to discuss the application of the competitive compensation data (pay and performance) relative to our unique structure and needs.

At our 2013 annual meeting of shareholders, more than 92% of our shareholders voting on the proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for our 2013 annual meeting of shareholders, voted to approve such proposal.

Market Data Review

We begin the annual process by reviewing each executive officer’s target total compensation in relation to comparably sized companies based on general industry data derived from several published survey sources and used as a market check. We also take into account, as a secondary reference point, competitive compensation data for certain executive officer positions from the proxy statements of a selected group of retail, e-commerce, media, and mail order catalog companies. We used and will use this market data as a guide for 2014 executive compensation planning. The market data utilized consisted of information regarding base salary and target bonus for annual incentive plans similar to our annual incentive plan. The market data information that we received for positions similar to the positions held by our current named executive officers is summarized on the table below. The actual compensation for our named executive officers is included in the Summary Compensation Table.

Named Executive Officer	Median Market Estimate Base Salary (1)	Median Estimate of Base Salary and Target Bonus (1)	Actual Base Salary as of 5/3/13 for Fiscal Year 2013 (2)	Actual Base Salary plus Target Bonus for Fiscal Year 2013
Keith R. Stewart	$713,000	$1,462,000	$713,554	$1,248,720
Chief Executive Officer
William McGrath	$375,000	$543,000	$350,000	$525,000
Executive Vice President & CFO
G. Robert Ayd	$473,000	$708,000	$439,110	$724,532
President
Carol Steinberg	$473,000	$708,000	$430,500	$710,325
Chief Operating Officer
Annette Repasch	$345,000	$530,000	$376,380	$526,932
Chief Merchandising Officer

(1)	Reflects market data review for prior fiscal year.
(2)	Effective date of base salary increase for fiscal 2013; reflects 12 months base salary at that rate.

Risk Assessment

The Compensation Committee has reviewed the concept of risk as it relates to our compensation programs and does not believe our compensation programs encourage excessive or inappropriate risk. Overall, our internal risk assessment confirms that our compensation arrangements are low in risk and do not foster undue risk taking, because they focus on performance of company-wide annual goals, including Adjusted EBITDA, Ending Cash (including restricted cash), and Operating Expenses, as adjusted (as defined in our earnings release and other public filings), that are aligned with the long-term interests of our shareholders and have strong governance and control mechanisms. The Compensation Committee’s approach to long-term incentives is and will be predominantly risk-based equity and thus tied to shareholder returns.

Stock Ownership Guidelines for Directors and Officers

Consistent with our ownership philosophy, the board established stock ownership guidelines for members of the board of directors and officers in February 2009, and revised the guidelines in April 2011. Under the revised guidelines, our board has adopted stock ownership guidelines for non-management directors of four times their annual cash retainer and the Compensation Committee fees paid by the company, to be attained within five years from April 2011. The new guidelines also require that within five years of April 2011, each executive officer must achieve an equity ownership level equal to a specified multiple of his or her annual base salary. The minimum equity ownership levels are four times the annual base salary for our CEO and two times the annual base salary for the other executive officers. Progress toward the stock ownership guidelines is measured once each year at the time of the March board meeting. Ownership levels are calculated using the market value of our stock each March multiplied by the number of restricted shares, unrestricted shares, plus the value of vested options in the money. New directors and new executive officer hires will have five years from date of appointment or hire to achieve these stock ownership guidelines. The current directors and officers own a significant amount of shares and vested options and the group is making progress in achieving our stock ownership guidelines—all directors and a majority of officers have already met the guidelines.

Our Executive Compensation Program and 2013 Performance

The primary elements of our executive compensation program are designed to be consistent with the compensation objectives described above. The primary elements, form, purpose, performance measures and performance outcomes are outlined in the following table. The purpose of each element is provided to demonstrate how each fits with the overall compensation objectives established by the Compensation Committee, specifically, stock ownership and pay for performance. The 2013 performance outcomes column describes the result of each element based on our financial performance in the last fiscal year for those elements that were in effect during the last fiscal year. Currently, our forms of long term incentives are stock options and restricted stock. Stock options are granted primarily to new executives or promoted executives in accordance with the guidelines described below. Restricted stock has been used as the means of paying annual cash incentive. For example, we executed restricted stock agreements with certain of our named executive officers to provide restricted stock grants in lieu of an annual cash bonus for fiscal 2010.

Elements	Form	Purpose	Performance Measures	2013 Performance Outcomes
Base Compensation	Base salary paid in form of cash compensation	Fixed element of pay based on individual’s primary duties and responsibilities	Individual performance and contribution on primary duties and responsibilities	CEO and named executive officers received base pay increases based on the market data disclosed above

Annual Incentive Plan	Historically, performance based cash compensation but paid in restricted stock in 2010	Designed to reward achievement of specified annual corporate goals	Results to be measured against Adjusted EBITDA, Ending Cash (including restricted cash), and Operating Expenses, as adjusted	2013 Performance outcomes will not be determinable until after the completion of the Company’s audited financial statements for fiscal 2013

Long Term Incentive Plan	Stock Options and Restricted Stock	Designed to encourage and reward shareholder value and to attract and retain talent, and LTI for performance-based incentives.	November 2013 LTI restricted stock and option awards, subject to time-based vesting. October 2012 LTIP restricted stock and option awards vest on performance measures	To be determined following completion of 2013 fiscal year

Fiscal 2013 Performance Measures for Short-Term Annual Incentive Award

For fiscal 2013, the Compensation Committee selected Adjusted EBITDA, Ending Cash (including restricted cash), and Operating Expenses, as adjusted (as defined in our earnings release and other public filings). Adjusted EBITDA is the earnings number reported in our press releases which is EBITDA excluding debt extinguishment; non-operating gains (losses); non-cash impairment charges and write-downs; activist shareholder response costs; and non-cash share-based compensation expense. A reconciliation of Adjusted EBITDA is included in our press releases and public filings. These performance measures were selected by the Compensation Committee following discussions with the CEO and executive officers on the business plan for fiscal 2013. Adjusted EBITDA was given a 60% weighting, based on the importance the Compensation Committee ascribed to the company focusing on a return to profitability and raising its stock price. Ending Cash (including restricted cash) was given a 20% weighting. Operating Expenses, as adjusted, was given a 20% weighting. Maintaining cash and controlling operating expense was identified by the Compensation Committee and senior management as corporate objectives that would ensure enough capital to execute the company’s strategic plan. Actual results for fiscal 2013 are not available at the time of filing this proxy statement because the Company’s audited financial statements for fiscal 2013 are not yet complete.

Specifics Related to the 2013 Executive Compensation Elements

Base Salary

The Summary Compensation Table sets forth the actual base salary earned by each of our named executive officers during fiscal 2013. The level of base salary takes into account job responsibilities, experience level and market competitiveness. Base salaries are generally reviewed annually in November, with any changes becoming effective in May the following year. Annual adjustments are based on individual performance, performance of the area of responsibility, the company’s performance, competitiveness versus the external market and budget availability for internal merit increases. Mr. Stewart’s employment agreement with our company gave him the option to elect to receive restricted stock or cash for payment of his base salary. In fiscal 2008 and 2009, Mr. Stewart elected to receive restricted stock for a large portion of his base compensation and in fiscal 2010, 2011, 2012 and 2013, he elected to receive cash as disclosed in the Summary Compensation Table.

Annual Incentive

This short-term pay for performance incentive is used to encourage and reward the CEO and executive officers for making decisions that improve performance as measured by performance measures selected by the Committee. It is designed to produce sustained shareholder value by establishing a direct link between these measures and incentive compensation. This annual incentive to the CEO and executive officers is administered by the Compensation Committee.

Targets are established annually for the company as a whole and are based on our prior performance. The plan is designed to motivate continuous improvement in order to achieve payouts at or above target over time.

The company’s and department’s performance determines the amount, if any, of awards earned under the annual incentive compensation plan. Such awards are based on performance relative to the established target.

For a given year, a payout at 100 percent of target annual incentive compensation is achieved when company performance achieves the performance measures. Actual incentive payments for 2013 could range from 50 to 200 percent of the targeted incentive opportunity based on corporate performance and/or the performance of the department over which the executive has responsibility.

This annual performance-based incentive opportunity is established each year as a percentage of an executive’s annual base salary and is targeted at approximately the estimated median of our previously determined competitive market with the opportunity to earn more for above-target performance or less for below target performance. For fiscal 2013, the target incentive opportunities for the CEO and other named executive officers (as a percentage of base salary for fiscal 2013) are set forth below. Actual results for fiscal 2013 are not available at the time of filing this proxy statement because the Company’s audited financial statements for fiscal 2013 are not yet complete.

Name	Target Annual Short Term Incentive as a Percent of Base Salary for Fiscal 2013
Keith R. Stewart	75%
William McGrath	50%
G. Robert Ayd	65%
Carol Steinberg	65%
Annette Repasch	40%

Long-Term Incentive Plans

The Company currently has two forms of long term incentives:

Equity awards that are granted for new hire and promotions. Stock options that are issued for newly hired executive officers or individuals that are promoted into an executive officer role adhere to the following guidelines:

Title	Stock Option Award
Senior Vice President	up to 100,000 shares
Vice President	up to 50,000 shares

The Company has utilized inducement grants for new hires that have been approved by the Compensation Committee in reliance on NASDAQ Rule 5635(c)(4). The terms of each stock option granted to any new hire have been disclosed in a press release that has described the material terms of the grant, including the number of shares involved. The company has also from time to time granted restricted stock in payment for certain compensation earned by our executive officers.

Stock options generally have a “grant date” that is the same date as the date of Compensation Committee or board approval and have an exercise price equal to the fair market value on the grant date or, in some cases, equal to a higher stock price. In addition, the standard is for stock options to have a ten-year exercise term and vest 33% on each of the next three anniversaries of the date of grant, with limited exceptions, subject to the following post termination and change of control provisions:

Event	Accelerated Award Vesting	Exercise Term
Death or Disability	None	1 year
Retirement or Termination without Cause	None	90 days
Change of Control	Full	N/A

Market-Based Stock Option Awards – On October 3, 2012, the Company granted 2,125,000 non-qualified market-based stock options to its executive officers as part of the Company’s long-term executive compensation program. The options were granted with a premium exercise price of $4.00, when the trading price of our common stock was $2.29 per share, and each option will become exercisable in three tranches, as follows, on the dates when the Company’s average closing stock price for 20 consecutive trading days equals or exceeds the following prices: Tranche 1 (50% of the shares subject to the option at $6.00 per share); Tranche 2 (25% at $8.00 per share); and Tranche 3 (25% at $10.00 per share). On August 14, 2013, 50% of this stock option grant (Tranche 1) vested and as a result, the vesting of the second and third tranches can occur any time on or before the fifth anniversary of the grant date. Net shares issued upon the exercise of these market-based stock options (after shares are potentially withheld to cover the exercise price and applicable withholding taxes) may not be sold for a period of one year from the date of exercise. As of January 24, 2014, all 2,125,000 market-based stock option awards were outstanding. The total grant date fair value was estimated to be $1,998,000. Grant date fair values and derived service periods for each tranche were determined using a Monte Carlo valuation model based on assumptions, which included a weighted average risk-free interest rate of 0.38%, a weighted average expected life of 3.3 years and an implied volatility of 78% and were as follows for each tranche:

Tranche	Fair Value (Per Share)	Derived Service Period
Tranche 1 ($6.00/share)	$0.93	15 months
Tranche 2 ($8.00/share)	$0.95	20 months
Tranche 3 ($10.00/share)	$0.95	24 months

Time-Based Stock Restricted Stock Awards – On November 25, 2013, the Company granted 435,500 shares of restricted stock and 471,000 options to purchase shares of common stock to employees as long term incentive awards as part of the Company’s long-term executive compensation program pursuant to the Company’s 2011 Omnibus Incentive Plan. Each of the restricted stock and option awards will vest in three equal installments on each of the first three anniversaries of the November 25, 2013 grant date.

During fiscal 2014, the Compensation Committee will consider other long term incentive plan options utilizing our shareholder approved equity plans.

Severance and Change of Control

The employment agreement with Mr. Stewart discussed below provides for severance payments as further detailed under “Severance Agreements and Severance Guidelines” and the company has severance pay guidelines for our named executive officers and other executive officers that would entitle them to one year of base salary severance pay and one year of subsidized group medical coverage under COBRA if they are terminated without cause or resign for good reason, as such terms are defined below. We believe that this compensation is consistent with market practices and provides appropriate compensation for our named executive officers in the event of a corporate transaction in which we will need their participation.

Employment Agreement

We currently have an employment agreement with Keith Stewart, our chief executive officer, which was originally entered into in 2009 upon his promotion to CEO and was amended and restated on February 23, 2010. The initial term ran to January 26, 2011 and is automatically extended for successive one-year periods unless terminated by either party by written notice at least 90 days prior to the end of the term or any extension. Mr. Stewart’s employment agreement provides for base salary, an annual cash incentive, a long-term incentive, under which he received an option to purchase 500,000 shares of our common stock as described below, certain severance benefits and treatment of certain tax liabilities. The amended agreement also provides for payment of severance benefits in the event of certain changes of control as described below under “Potential Severance Payments upon Termination following a Change of Control.”

Pursuant to his employment agreement, Mr. Stewart was entitled to receive a grant of an option to purchase 500,000 shares of common stock at the same time as stock options were granted to executive officers generally. This stock option was not granted until November 18, 2010, the date the Company publicly reported a positive Adjusted EBITDA for a completed fiscal quarter, a condition to the grant that had been included in his amended and restated employment agreement. The stock option had a grant date fair value of $1,083,363 under FASB ASC Topic 718. This was a significant milestone for the Company and reflected the Company’s first quarter of positive Adjusted EBITDA since the fourth quarter of fiscal 2007.

This is the only employment agreement that the company has with any named executive officer. We have an employment agreement with our CEO because the Compensation Committee believes that it is consistent with market practices and functions as a retention vehicle.

Accounting and Tax Considerations

When establishing pay elements or associated programs, the Compensation Committee reviews projections of the estimated pro forma expense and tax impact of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element, which in many cases is equal to the performance period, and the company realizes a tax deduction upon payment to and/or realization by the executive. While our equity compensation plans are intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee reserves the flexibility to approve elements of compensation for specific officers in the future which may not be fully deductible.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement.

THE HUMAN RESOURCES AND

COMPENSATION COMMITTEE

RANDY S. RONNING (CHAIR)

JILL R. BOTWAY

SEAN F. ORR

Summary Compensation Table

The table below shows all elements of compensation for our CEO and named executive officers for each of our last three completed fiscal years. However, information regarding bonuses for our named executive officer for fiscal 2013 is not currently available. Bonuses for fiscal 2013 will not be calculated until following the completion of the Company’s audited financial statements for fiscal 2013, which is expected to occur in late February or early March 2014. As permitted by SEC rules, certain columns in the Summary Compensation Table and the other compensation tables have been omitted if no compensation would be required to be reported in such column in the fiscal years required to be presented.

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Keith R. Stewart	2013	709,537	(12)	331,415	(5)	525,443	(6)	—		1,566,395
Chief Executive Officer	2012	692,475	—	—		—		—		692,475
	2011	675,000	—	461,386	(4)	—		—		1,136,386
William McGrath	2013	341,231	(12)	125,325	(5)	198,697	(6)	81,303	(8)	746,556
Executive Vice President	2012	297,231	—	—		230,300	(7)	52,907	(8)	580,438
and Chief Financial Officer	2011	288,462	—	92,093	(4)	—		35,078	(8)	415,633
G. Robert Ayd	2013	436,639	(12)	158,745	(5)	251,683	(6)	79,794	(9)	926,861
President	2012	409,985	—	—		300,800	(7)	31,421	(9)	742,206
	2011	395,945	—	241,343	(4)	—		35,867	(9)	673,155
Carol Steinberg	2013	428,077	(12)	158,745	(5)	251,683	(6)	73,305	(10)	911,810
Chief Operating Officer	2012	391,298	—	68,400	(3)	300,800	(7)	50,951	(10)	811,449
	2011	363,462	—	209,161	(4)	—		35,871	(10)	608,494
Annette Repasch	2013	374,261	(12)	104,438	(5)	165,581	(6)	66,475	(11)	710,755
Chief Merchandising	2012	365,262	—	—		253,800	(7)	—		619,062
Officer	2011	263,077	50,000 (2)	—		467,854		—		780,931

(1)	Represents base salary paid during fiscal 2011, fiscal 2012 and fiscal 2013. As described above in the section entitled “Compensation Discussion & Analysis— Specifics Related to the 2013 Compensation Elements”.
(2)	Represents a new hire signing bonus. Ms. Repasch joined our company in May 2011.
(3)	Represents the grant date fair value of a restricted stock award granted on October 8, 2012 in connection with Ms. Steinberg’s promotion to COO in October 2012. The per share grant date fair value was determined in accordance with FASB ASC Topic 718 and equaled the closing price of a share of our common stock on the date of grant. The dollar amount shown does not reflect the value of the restricted shares on the date they vest.
(4)	Each amount shown represents the grant date fair value of a restricted stock award granted on March 31, 2011 in payment of the annual incentive award earned by each individual during fiscal 2010. The per share grant date fair value was determined in accordance with FASB ASC Topic 718 and equaled the closing price of a share of our common stock on the date of grant. The dollar amounts shown do not reflect the value of the restricted shares on the date they vest.
(5)	Each amount shown represents the grant date fair value of a restricted stock award granted on November 25, 2013 as part of the Company’s long-term compensation program. The per share grant date fair value was determined in accordance with FASB ASC Topic 718 and equaled the closing price of a share of our common stock on the date of grant. The dollar amounts shown do not reflect the value of the restricted shares on the date they vest.
(6)	Amounts shown do not reflect compensation actually realized by the named executive officer. Each amount represents the grant date fair value of the stock option award made to each individual during the respective fiscal year as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of the options granted in fiscal 2013 were as follows: expected volatility of 100%; expected term of six years; and a risk-free interest rate of 2.1%. The assumptions used to calculate the value of the option awards granted in fiscal 2012 and fiscal 2011 are set forth in Note 10, Shareholders’ Equity— Stock-Based Compensation, of the Notes to the Consolidated Financial Statements included in our annual Report on Form 10-K for Fiscal 2012 filed with the SEC on March 28, 2013 and for fiscal 2011 filed with the SEC on April 5, 2012.

(7)	Stock options awarded during 2012 will vest only if the company’s stock price reaches certain prescribed levels, as described in footnote 1 to the Outstanding Equity Awards at Fiscal 2013 Year-End table. Because these awards are therefore subject to a market condition rather than a to a performance condition for purposes of FASB ASC Topic 718, we determined their grant date fair value using a Monte Carlo simulation methodology that incorporated the assumptions referenced in footnote 5 to this table. Since these awards are not subject to a performance condition, they have no maximum grant date fair values that differ from the fair values presented in this table.
(8)	Represents $73,653 in commuting expense paid and $7,650 of 401(k) company match earned in fiscal 2013, $52,907 in commuting expenses paid in fiscal 2012 and $35,078 in commuting expenses paid in fiscal 2011.
(9)	Represents $72,144 in commuting expense paid and $7,650 of 401(k) company match earned in fiscal 2013, $31,421 in commuting expenses paid in fiscal 2012 and $35,867 in commuting expenses paid in fiscal 2011.
(10)	Represents $65,655 in commuting expense paid and $7,650 of 401(k) company match earned in fiscal 2013, $50,951 in commuting expenses paid in fiscal 2012 and $35,871 in commuting expenses paid in fiscal 2011.
(11)	Represents $60,872 in commuting expense paid and $5,603 of 401(k) company match earned in fiscal 2013.
(12)	Bonuses for fiscal 2013 will not be calculated until following the completion of the Company’s audited financial statements for fiscal 2013, which is expected to occur in late February or early March 2014.

Grants of Plan-Based Awards in Fiscal 2013

The following table sets forth certain information concerning plan-based awards granted to our named executive officers during fiscal 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise Price or Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)(3)
Keith R. Stewart		266,076	532,153	1,330,382
	11/25/13				119,000	(4)			5.57	525,443
	11/25/13						59,500	(2)		331,415
William McGrath		85,308	170,616	426,539
	11/25/13				45,000	(4)			5.57	198,697
	11/25/13						22,500	(2)		125,325
G. Robert Ayd		141,908	283,815	709,538
	11/25/13				57,000	(4)			5.57	251,683
	11/25/13						28,500	(2)		158,745
Carol Steinberg		139,125	278,250	695,625
	11/25/13				57,000	(4)			5.57	251,683
	11/25/13						28,500	(2)		158,745
Annette Repasch		74,852	149,704	374,261
	11/25/13				37,500	(4)			5.57	165,581
	11/25/13						18,750	(2)		104,438

(1)	SEC rules require that we disclose the applicable range of estimated payouts denominated in dollars (with the threshold referring to the minimum amount payable for a certain level of performance, the target referring to the amount payable if the specified performance targets are reached and the maximum referring to the maximum payout possible) upon satisfaction of the conditions in question under our non-equity annual incentive plan granted in the fiscal year. Accordingly, the amounts in the columns above reflect possible payouts under awards made to our named executive officers under our annual incentive plan. As described in this proxy statement under “Compensation, Discussion & Analysis—Fiscal 2013 Performance Measures & Objectives,” the actual payouts for fiscal 2013 will be based on our company achieving certain corporate objectives, including Adjusted EBITDA, Ending Cash (including restricted cash), and Operating Expenses, as adjusted (as defined in our earnings release and other public filings).
(2)	Restricted stock award granted on November 25, 2013 in connection with the Company’s annual long-term executive compensation program. This award vests in equal installments over a three-year period beginning on the first anniversary date of grant.
(3)	Amounts shown equal the number of shares underlying options.
(4)	Stock option award granted on November 25, 2013 with an exercise price of $5.57 per share in connection with the Company’s annual long-term executive compensation program. This stock option award vests in equal installments over a three-year period beginning on the first anniversary date of grant.
(5)	Amounts shown equal the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal 2013 Year-End

		OPTION AWARDS						STOCK AWARDS
		Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($/Share)	Option Expiration Date	Shares or Units of Stock that Have Not Vested
Name	Grant Date	Exercisable (#)	Unexercisable (#)					Number		Market Value (4)
Keith R. Stewart	8/27/08	250,000				2.30	8/25/18			$	[	]
	8/27/08	125,000				6.00	8/25/18			$	[	]
	8/27/08	125,000				7.00	8/25/18			$	[	]
	11/18/10	500,000				2.95	11/18/20			$	[	]
	11/25/13		119,000	(2)		5.57	11/25/13			$	[	]
	11/25/13							59,500	(2)	$	[	]
William McGrath	1/7/10	45,000				4.97	1/7/20			$	[	]
	8/2/10	55,000				1.82	8/2/20			$	[	]
	10/3/12	122,500			122,500	4.00	10/3/22			$	[	]
	11/25/13		45,000	(2)		5.57	11/25/23			$	[	]
	11/25/13							22,500	(2)	$	[	]
G. Robert Ayd	2/1/10		70,000	(3)		3.99	2/1/20			$	[	]
	2/1/10	280,000				3.99	2/1/20			$	[	]
	10/3/12	160,000			160,000	4.00	10/3/22			$	[	]
	11/25/13		57,000	(2)		5.57	11/25/23			$	[	]
	11/25/13							28,500	(2)	$	[	]
Carol Steinberg	6/1/09	100,000				0.81	6/1/19			$	[	]
	10/3/12	160,000			160,000	4.00	10/3/22			$	[	]
	10/8/12							15,000	(5)	$	[	]
	11/25/13		57,000	(2)		5.57	11/25/23			$	[	]
	11/25/13							28,500	(2)	$	[	]
Annette Repasch	5/2/11	66,667	33,333	(2)		6.32	5/2/21			$	[	]
	10/3/12	135,000			135,000	4.00	10/3/22			$	[	]
	11/25/13		37,500	(2)		5.57	11/25/23			$	[	]
	11/25/13							18,750	(2)	$	[	]

(1)	On October 3, 2012, the Company granted non-qualified market-based stock options to its executive officers as part of the Company’s long-term executive compensation program. The options were granted with an exercise price of $4.00 and each option will become exercisable in three tranches, as follows, on the dates when the Company’s average closing stock price for 20 consecutive trading days equals or exceeds the following prices: Tranche 1 (50% of the shares subject to the option at $6.00 per share); Tranche 2 (25% at $8.00 per share); and Tranche 3 (25% at $10.00 per share). On August 14, 2013, 50% of this stock option grant (Tranche 1) vested and as a result, the vesting of the second and third tranches can occur any time on or before the fifth anniversary of the grant date.
(2)	Equity awards vest in three equal annual installments beginning on the first anniversary of the date of grant.
(3)	Stock option grants vest upon the date which Mr. Ayd relocates to Minnesota as determined by the board in its sole discretion.

(4)	Market value of unvested shares are based on the $[ ] closing price of our stock on January 31, 2014, the last trading day prior to the completion of our 2013 fiscal year.
(5)	Restricted stock award granted October 8, 2012 in connection with Ms. Steinberg’s promotion to COO in October 2012. The unvested portion of this award reflected in the table vests on October 8, 2014.

Option Exercises and Stock Vested

There were no options exercised by our named executive officers in fiscal 2013. The table below shows information required for vesting of restricted stock during fiscal 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Keith R. Stewart	36,272	125,501	(1)
William McGrath	7,240	25,050	(1)
G. Robert Ayd	18,974	65,650	(1)
Carol Steinberg	16,444	56,896	(1)
	15,000	67,800	(2)
Annette Repasch	—	—

(1)	Represents the market value of the common stock on March 30, 2013, the date of vesting.
(2)	Represents the market value of the common stock on October 8, 2013, the date of vesting.

Retirement Benefits

The Company’s named executive officers have the option to participate in the Company’s 401(k) plan. Historically, the Company provided matching contributions to the company’s 401(k) plan equal to 50% of an employee’s contributions, up to the first 6% of pay and funded this match each pay period regardless of company performance. Beginning in fiscal 2011, the Company match contributions were based upon Company performance against our business objectives and the match amount differed depending upon level of goal achievement. The Company did not provide matched contributions for fiscal 2011 or 2012. Effective calendar year 2013, the Company implemented a guaranteed match of 50% on every dollar up to 6% of salary to all 401(k) plan participants, earned once a year on December 31. A participant must be an employee at that time to receive the match and the achieved match will be funded annually on or about that time. Also, effective calendar year 2013, all new hires automatically enrolled at the rate of 6% and have the right to opt out or change the rate.

Effective calendar year 2014, existing plan participants deferring less than 6% will automatically increase each year at an incremental 1% up to the maximum deferral of 6%, and they will have the right to opt out or change the rate.

We do not provide a defined benefit plan to our named executive officers or any of our other executive officers.

Nonqualified Deferred Compensation

We currently do not provide any nonqualified deferred compensation plans to our named executive officers or other executive officers.

Severance Agreements and Severance Guidelines (non-change of control)

Our employment agreement with our chief executive officer, Keith Stewart, provides for severance payments in the event of his termination of employment under certain circumstances. If Mr. Stewart’s employment is terminated without cause or he resigns from employment for good reason, whether or not pursuant to a change of control, he is eligible to receive twelve months of his base salary at the time of termination, one year of his target bonus opportunity amount for the fiscal year in which the removal or resignation occurs, and twelve months of medical coverage under COBRA. All transition and severance pay or benefits (including the change in control severance benefit described below) are conditional upon his execution of an effective release in a specified form.

The company also has severance pay guidelines for our named executive officers and other executive officers that would entitle them to one year of base salary severance pay and one year of subsidized group medical coverage under COBRA if they are terminated without cause or resign for good reason, as each such term is defined below.

Severance Agreements and Severance Guidelines (change of control)

The Company also has change of control severance guidelines for executive officers. Following a change of control, Keith Stewart is eligible for two years of base salary severance pay and medical coverage under COBRA for the length of the severance period to the extent allowed under the applicable plan if terminated without “cause” or he resigns for “good reason” within 12 months following a change of control. Other executive officers are eligible for one year of base salary severance pay and one year of subsidized group medical coverage under COBRA if they are terminated without “cause” or resign for “good reason” within 12 months following a change of control.

Any such severance payments pursuant to the change of control severance agreements will be reduced dollar-for-dollar by any other severance payment the officer is entitled to receive from the Company in connection with the termination of his or her employment. In order to receive the severance, the executive officer must sign a release of claims in favor of the Company and be in compliance with the terms of the change of control severance agreement.

The term “cause” as used in the severance agreements and severance pay guidelines means (i) a material act or act of fraud which results in or is intended to result in the officer’s personal enrichment at the expense of the company; (ii) public conduct by the officer materially detrimental to the reputation of company; (iii) material violation by the officer of any written company policy, regulation or practice; (iv) the officer’s failure to adequately perform the duties of the officer’s position to the detriment of the company; (v) commission of conduct constituting a felony; (vi) habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance; or (vii) a material breach by the officer of any of the terms and conditions of the change of control severance agreement, which breach remains uncured 10 days after receipt by the officer of written notice of such breach.

The term “good reason” as used in the severance agreements means (i) a material reduction in the officer’s duties, responsibilities or authority; (ii) any material reduction (greater than 10%), in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the officer; (iii) material diminution in the duties, responsibilities or authority of the employee or officer to whom the officer is required to report; (iv) the company requiring the officer to be based at any office or location more than 50 miles from the location at which the officer was previously based or the company requiring the officer to travel on company business to a substantially greater extent than previously required; or (v) any material breach of the change in control severance agreement by the company. In addition, for any of these circumstances to constitute good reason the officer must have given notice thereof to the company which the company failed to cure within 30 days.

Potential Payments upon Termination, Non-Change in Control and After Change of Control

In the event a named executive officer’s employment terminated on February 1, 2014 (the last day of our last completed fiscal year) and the named executive officer was entitled to a severance payment, the named executive would have realized the payments set forth below:

Name	Non-Change of Control & Qualifying Termination	Change of Control & Qualifying Termination
Keith R. Stewart	$1,248,720	$1,427,108
William McGrath	$350,000	$350,000
G. Robert Ayd	$439,110	$439,110
Carol Steinberg	$430,500	$430,500
Annette Repasch	$376,380	$376,380

Additional Potential Payments for Accelerated Equity Awards Upon Change in Control

Our equity awards provide that stock options and restricted stock will immediately vest and options will immediately become exercisable upon a change of control, subject to certain triggers and exceptions. If any such transaction or event had occurred on February 1, 2014 (the last day of our fiscal year) and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on the NASDAQ Stock Market on such date (the closing price on January 31, 2014, the last day markets were open during our 2013 fiscal year, was $[            ] per share), then each of our named executive officers would have received the following payments in respect of their option and restricted stock awards (assuming full exercise of the same):

		EQUITY AWARDS
Name	Grant Date	Number of Unvested Restricted Shares (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($/Share)	Total Payment(1)
Keith R. Stewart	11/25/13		119,000	4.00	$	[	]
	11/25/13	59,500			$	[	]
Total:					$	[	]
William McGrath	10/3/12		122,500	4.00	$	[	]
	11/25/13		45,000	5.57	$	[	]
	11/25/13	22,500			$	[	]
Total:					$	[	]
G. Robert Ayd	2/1/10		70,000	3.99	$	[	]
	10/3/12		160,000	4.00	$	[	]
	11/25/13		57,000	5.57	$	[	]
	11/25/13	28,500			$	[	]
Total:					$	[	]
Carol Steinberg	10/3/12		160,000	4.00	$	[	]
	11/25/13		57,000	5.57	$	[	]
	10/8/12	15,000			$	[	]
	11/25/13	28,500			$	[	]
Total:					$	[	]
Annette Repasch	5/2/11		33,333	6.32	$	[	]
	10/3/12		135,000	4.00	$	[	]
	11/25/13		37,500	5.57	$	[	]
	11/25/13	18,750			$	[	]
Total:					$	[	]

(1)	Market value of unvested shares are based on the $[ ] close price of our stock on January 31, 2014, the last business day before the end of our last fiscal year.

DIRECTOR COMPENSATION

AND INTERESTS OF DIRECTORS

We use a combination of cash and stock-based compensation to attract and retain qualified board members. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties as directors, committee members and chairs. The governance committee has in the past received data and analysis completed by Towers Watson relative to director compensation. The governance committee anticipates that it will continue to review and update this information as appropriate in the future. Towers Watson provides the governance committee with relevant market data, upon its request, including data from proxy sources in our peer group, and alternatives to consider when the governance committee is making compensation decisions for director compensation.

The governance committee generally reviews and makes recommendations to the board of directors as to director compensation issues at its June board meeting, with advice and analysis from its independent compensation advisor, Towers Watson. Under the current director compensation structure, each director receives an annual retainer of $65,000 (payable quarterly). In addition, the chairman of the board receives a supplemental annual retainer of $65,000; the chairman of the audit committee receives a supplemental annual retainer of $20,000; the chairmen of the compensation and the governance committees receive a supplemental annual retainer of $12,000; the chairman of the finance committee received a supplemental annual retainer of $12,000; and members of the audit committee receive a supplemental annual retainer of $10,000. Furthermore, under the current compensation program, each director is awarded 8,000 shares of restricted stock at the June meeting, subject to a one-year vesting requirement. Directors do not receive any per-meeting fees. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees. Directors who serve on special committees of the board which are established from time to time may receive additional compensation as determined by the board.

The summary below represents compensation paid to directors during fiscal 2013. As previously discussed, the director compensation program consists of an annual cash retainer for all board members, additional cash retainers for the non-executive chairman, committee chairs and audit committee members and an annual stock-based grant. Additionally, the non-executive chairman receives an annual stock option grant equal to an option to purchase 20,000 shares of common stock. New directors receive a one-time stock option grant equal to an option to purchase 30,000 shares of common stock upon joining the board. The annual retainer for directors did not increase during fiscal 2013. The annual grant of 8,000 restricted shares of common stock, subject to one-year vesting, also remained unchanged. A special retainer was paid to members of the special committee for work on a variety of special projects and tasks delegated to it by the board, as described in more detail below in the footnotes to the director compensation table. Mr. Pick did not receive compensation in fiscal 2013 pursuant to the terms of our amended and restated shareholders agreement described in more detail below under the caption “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – Relationship with NBCU and GE Equity.” In addition, Keith Stewart, our chief executive officer, did not receive any additional compensation for his service on the board of directors.

The following table shows information concerning compensation provided to each of our non-employee directors for services provided as a director during fiscal 2013.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)(4)	Total ($)
Joseph Berardino	82,625	(5)	10,560	(1)		93,185
Jill Botway	59,583	(6)	48,393	(2)	60,309	168,285
John D. Buck	76,000	(7)	42,240	(3)		118,240
Catherine Dunleavy
William F. Evans	85,000	(8)	42,240	(3)		127,240
Sean F. Orr	237,000	(9)	42,240	(3)		279,240
Robert Pick
Randy S. Ronning	292,000	(10)	42,240	(3)	78,910	413,150

(1)	Amount reported represents 100% of the grant date fair value of a restricted stock grant of 2,000 shares in recognition of prior service on the Board. The valuation of this award, in accordance with FASB ASC Topic 718, is based on the closing price of our common stock on June 19, 2013, the date of grant. These shares vested immediately upon granting.
(2)	Amount reported represents 100% of the grant date fair value of (i) the annual restricted stock grant of 8,000 shares given to each of our directors on June 19, 2013 and (ii) a prorated award of 2,279 shares given to Ms. Botway on March 1, 2013 upon her joining the Board. The valuation of these awards, in accordance with FASB ASC Topic 718, is based on the closing price of our common stock on June 19, 2013 and March 1, 2013, the respective dates of the grants. The shares awarded on June 19, 2013 are restricted and vest in full on the day before our 2014 Annual Meeting, currently expected to be June 17, 2014, and the shares awarded on March 1, 2013 fully vested on June 18, 2013, the day before our 2013 Annual Meeting.
(3)	Amount reported represent 100% of the grant date fair value of the annual restricted stock grants of 8,000 shares given to each of the directors. The valuation of these awards, in accordance with FASB ASC Topic 718, is based on the closing price of our common stock on June 19, 2013, the date of grant. These shares are restricted and vest in full on the day before our 2014 Annual Meeting, currently expected to be June 17, 2014.
(4)	Amounts shown do not reflect compensation actually realized by the named director. Instead, amounts shown represent the aggregate grant date fair value of the stock option award made to each individual during fiscal 2013 as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of the option awards are as follows: expected volatility of 100%; expected term of five years; and a risk-free interest rate range of 1.23% to1.76%
(5)	Consists of $24,375 board retainer, $3,750 for serving as a member of the audit committee, $4,500 for serving as chairman of the governance committee, and $50,000 for services on special committees of the board. All fees were prorated to his resignation from the board on June 19, 2013.
(6)	Consists of $59,583 annual board retainer.
(7)	Consists of $65,000 annual board retainer, $5,000 for serving on the audit committee and $6,000 for serving as chairman of the governance committee.
(8)	Consists of $65,000 annual board retainer and $20,000 for serving as chairman of the audit committee.
(9)	Consists of $65,000 annual board retainer, $10,000 for serving as a member of the audit committeee, $12,000 for serving as chairman of the finance committee and $150,000 for services on special committees of the board.
(10)	Consists of $65,000 annual board retainer, $65,000 for serving as chairman of the board of directors, $12,000 for serving as chairman of the compensation committee, and $150,000 for services on special committees of the board.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of February 1, 2014 for our compensation plans under which securities may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($/share)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	6,307,500		5.13	2,343,586	(1)
Equity Compensation Plans Not Approved by Security Holders (2)	500,000	(2)	4.24	—
Total	6,807,500		5.06	2,343,586

(1)	Includes securities available for future issuance under shareholder approved compensation plans other than upon the exercise of an outstanding options, warrants, or rights, as follows: 200,086 shares under the 2004 Omnibus Stock Plan and 2,143,500 shares under the 2011 Omnibus Stock Plan.
(2)	Reflects 500,000 shares of common stock issuable upon exercise of non-statutory employee stock options granted at exercise prices equal to the fair market value of a share of common stock on the date of grant. Non-statutory employee stock options have historically been granted to new employees as inducement grants when shareholder approved equity compensation plan shares have been depleted. Each of these options expires ten years from the grant date and vests over three years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with NBCU and GE Equity

In March 1999, we entered into an alliance with GE Capital Equity Investments, Inc. (“GE Equity”) and NBCU, pursuant to which we issued Series A redeemable convertible preferred stock and common stock warrants, and entered into a shareholder agreement, a registration rights agreement, a distribution and marketing agreement and, the following year, a trademark license agreement. On February 25, 2009, we entered into an exchange agreement with the same parties, pursuant to which GE Equity exchanged all outstanding shares of our Series A preferred stock for (i) 4,929,266 shares of our Series B redeemable preferred stock, (ii) a warrant to purchase up to 6,000,000 shares of our common stock at an exercise price of $0.75 per share and (iii) a cash payment in the amount of $3.4 million. In connection with the exchange, the parties also amended and restated the 1999 shareholder agreement and registration rights agreement. The outstanding agreements with GE Equity and NBCU are described in more detail below.

The shares of Series B redeemable preferred stock were redeemable by us at any time for an initial redemption amount of $40.9 million, plus accrued dividends at a base rate of 12%, subject to adjustment. In addition, the Series B preferred stock provided GE Equity with class voting rights and the rights to designate members of our Board of Directors. In April 2011, we redeemed all of the outstanding Series B preferred stock for $40.9 million and paid accrued dividends of $6.4 million.

In January 2011, General Electric Company (“GE”) consummated a transaction with Comcast Corporation (“Comcast”) pursuant to which GE contributed all of its holdings in NBCU to NBCUniversal, LLC, a newly formed entity, whose common equity was initially beneficially owned 51% by Comcast and 49% by GE. As a result of that transaction, NBCU became a wholly owned subsidiary of NBCUniversal, LLC. In March 2013, GE sold its remaining 49% common equity interest in NBCUniversal, LLC to Comcast pursuant to an agreement reached in February 2013.

As of January 24, 2014, the direct equity ownership of GE Equity in our company consisted of warrants to purchase up to 6,000,000 shares of common stock, and the direct ownership of NBCU in our company consisted of 7,141,849 shares of common stock. We have a significant cable distribution agreement with Comcast and believe that the terms of this agreement are comparable to those with other cable system operators.

In connection with the January 2011 transfer of its ownership in NBCU to NBCUniversal, LLC, GE also agreed with Comcast that, for so long as GE Equity is entitled to appoint two members of our Board of Directors, NBCU will be entitled to retain a board seat provided that NBCU beneficially owns at least 5% of our adjusted outstanding common stock (as computed under the shareholder agreement described below). Furthermore, GE agreed to obtain the consent of NBCU prior to consenting to our adoption of any shareholders rights plan or certain other actions that would impede or restrict the ability of NBCU to acquire or dispose of shares of our voting stock or taking any action that would result in NBCU being deemed to be in violation of the Federal Communications Commission multiple ownership regulations.

On May 11, 2012, the Company amended its trademark license agreement for the use of the ShopNBC brand name with NBCU, extending the term of the license agreement through January 2014. As consideration for the amendment, the Company paid NBCU $4,000,000 upon execution and paid an additional $2,830,000 on May 15, 2013. This trademark license agreement will terminate on January 31, 2014.

Amended and Restated Shareholder Agreement

On February 25, 2009, we entered into an amended and restated shareholder agreement with GE Equity and NBCU, which provides for certain corporate governance and standstill matters. The amended and restated shareholder agreement provides that GE Equity is entitled to designate nominees for three out of nine members of our Board of Directors so long as the aggregate beneficial ownership of GE Equity and NBCU (and their affiliates) is at least equal to 50% of their beneficial ownership as of February 25, 2009 (i.e., beneficial ownership of approximately 8.75 million common shares, including for such purpose, shares of our common stock issuable to GE Equity upon exercise of the warrant for 6,000,000 shares of our common stock), and two out of nine members so long as their aggregate beneficial ownership is at least 10% of the shares of “adjusted outstanding common stock,” as defined in the amended and restated shareholder agreement. In addition, the amended and restated shareholder agreement provides that GE Equity may designate any of its director-designees to be an observer of the audit, human resources and compensation, and corporate governance and nominating committees of our Board of Directors. The amended and restated shareholder agreement requires the consent of GE Equity prior to our entering into any material agreements with any of CBS, Fox, Disney, Time Warner or Viacom (and their respective affiliates), provided that this restriction will no longer apply when either (i) our trademark license agreement with NBCU (described above) has terminated or (ii) GE Equity is no longer entitled to designate at least two director nominees. In addition, the amended and restated shareholder agreement requires the consent of GE Equity prior to our (i) exceeding certain thresholds relating to the issuance of securities, the payment of dividends, the repurchase or redemption of common stock, acquisitions (including investments and joint ventures) or dispositions, and the incurrence of debt; (ii) entering into any business different than what we and our subsidiaries are currently engaged; and (iii) amending our articles of incorporation to adversely affect GE Equity and NBCU (or their affiliates); provided, however, that these restrictions will no longer apply when both (1) GE Equity is no longer entitled to designate three director nominees and (2) GE Equity and NBCU no longer hold any Series B preferred stock. We are also prohibited from taking any action that would cause any ownership interest by us in television broadcast stations from being attributable to GE Equity, NBCU or their affiliates.

The amended and restated shareholder agreement further provides that during the “standstill period” (as defined in the amended and restated shareholder agreement), subject to certain limited exceptions, GE Equity and NBCU are prohibited from: (i) making any asset/business purchases from us in excess of 10% of the total fair market value of our assets; (ii) increasing their beneficial ownership above 39.9% of our shares, treating as outstanding and actually owned for such purpose shares of our common stock issuable to GE Equity upon exercise of the warrant for 6,000,000 shares of our common stock; (iii) making or in any way participating in any solicitation of proxies; (iv) depositing any of our securities in a voting trust; (v) forming, joining or in any way becoming a member of a “13D Group” with respect to any of our voting securities; (vi) arranging any financing for, or providing any financing commitment specifically for, the purchase of any of our voting securities; or (vii) otherwise acting, whether alone or in concert with others, to seek to propose to us any tender or exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving us, or nominating any person as a director of our company who is not nominated by the then incumbent directors, or proposing any matter to be voted upon by our shareholders. If, during the standstill period, any inquiry has been made regarding a “takeover transaction” or “change in control,” each as defined in the amended and restated shareholder agreement, that has not been rejected by our Board of Directors, or our Board of Directors pursues such a transaction, or engages in negotiations or provides information to a third party and the board has not resolved to terminate such discussions, then GE Equity or NBCU may propose to us a tender offer or business combination proposal.

In addition, unless GE Equity and NBCU beneficially own less than 5% or more than 90% of the adjusted outstanding shares of common stock, GE Equity and NBCU shall not sell, transfer or otherwise dispose of any securities of our company except for transfers: (i) to certain affiliates who agree to be bound by the provisions of the amended and restated shareholder agreement, (ii) that have been consented to by us, (iii) subject to certain exceptions, pursuant to a third-party tender offer, (iv) pursuant to a merger, consolidation or reorganization to which we are a party, (v) in an underwritten public offering pursuant to an effective registration statement, (vi) pursuant to Rule 144 of the Securities Act of 1933, or (vii) in a private sale or pursuant to Rule 144A of the Securities Act of 1933; provided, that in the case of any transfer pursuant to clause (v), (vi) or (vii), the transfer does not result in, to the knowledge of the transferor after reasonable inquiry, any other person acquiring, after giving effect to such transfer, beneficial ownership, individually or in the aggregate with that person’s affiliates, of more than 10% (or 20% in the case of a transfer by NBCU) of the adjusted outstanding shares of the common stock, as determined in accordance with the amended and restated shareholder agreement.

The standstill period will terminate on the earliest to occur of (i) the ten-year anniversary of the amended and restated shareholder agreement, (ii) our entering into an agreement that would result in a “change in control” (subject to reinstatement), (iii) an actual “change in control” (subject to reinstatement), (iv) a third-party tender offer (subject to reinstatement), or (v) six months after GE Equity can no longer designate any nominees to our Board of Directors. Following the expiration of the standstill period pursuant to clause (i) above and two years in the case of clause (v) above, GE Equity and NBCU’s beneficial ownership position may not exceed 39.9% of our adjusted outstanding shares of common stock, except pursuant to issuances or exercises of any warrants or pursuant to a 100% tender offer for our company.

Registration Rights Agreement

On February 25, 2009, we entered into an amended and restated registration rights agreement providing GE Equity, NBCU and their affiliates and any transferees and assigns, an aggregate of four demand registrations and unlimited piggy-back registration rights. In addition, NBCU was subsequently granted one additional demand registration right pursuant to the second amendment of the NBCU Trademark License Agreement.

NBCUniversal Trademark License Agreement

On November 16, 2000, we entered into a trademark license agreement with NBCU pursuant to which NBCU granted us an exclusive, worldwide license for a term of ten years to use certain NBCU trademarks, service marks and domain names to rebrand our business and corporate name and website. We subsequently selected the names ShopNBC and ShopNBC.com.

Under the license agreement, we have agreed, among other things, to (i) certain restrictions on using trademarks, service marks, domain names, logos or other source indicators owned or controlled by NBCU, (ii) the loss of our rights under the license with respect to specific territories outside of the United States in the event we fail to achieve and maintain certain performance targets in such territories, (iii) not own, operate, acquire or expand our business to include certain businesses without NBCU’s prior consent, (iv) comply with NBCU’s privacy policies and standards and practices, and (v) not own, operate, acquire or expand our business such that one-third or more of our revenues or our aggregate value is attributable to certain services (not including retailing services similar to our existing e-commerce operations) provided over the internet. The license agreement also grants to NBCU the right to terminate the license agreement at any time upon certain changes of control of our Company, in certain situations upon the failure by NBCU to own a certain minimum percentage of our outstanding capital stock on a fully diluted basis, and certain other situations.

On May 11, 2012, we amended our trademark license agreement for the use of the ShopNBC brand name with NBCU, extending the term of the license agreement through January 31, 2014. As consideration for the amendment, we paid NBCU $4 million upon execution of the amendment and agreed to pay NBCU an additional $2.8 million on May 15, 2013, which is included in accrued liabilities in the accompanying February 2, 2013 consolidated balance sheet. NBCU has the right to terminate the trademark license agreement if (i) we were to be in material breach of, default under or non-compliance with the terms and conditions of our credit facility with PNC Bank, National Association (unless such breach, default or non-compliance is cured within 90 days or consented to or waived by the lender or agent under the credit facility), or (ii) if credit availability under the credit facility plus our unrestricted cash were to fall below $8 million. In addition, in the event that we were not to renew our trademark license agreement upon expiration, we agreed we will enter into a separate transition agreement with NBCU, on terms and subject to the conditions to be mutually agreed between the parties, relating to the three-month period prior to the January 31, 2014 expiration date.

On May 16, 2011, we issued 689,655 shares of common stock to NBCU as consideration for a previous one year extension of the same trademark license agreement. Shares issued were valued at $6.04 per share, representing the fair market value of our common stock on the date of issuance.

On May 11, 2012, the Company amended its trademark license agreement for the use of the ShopNBC brand name with NBCU, extending the term of the license agreement through January 2014. As consideration for the amendment, the Company paid NBCU $4,000,000 upon execution and paid an additional $2,830,000 on May 15, 2013. This trademark license agreement will terminate on January 31, 2014.

Credit Card Agreement with Affiliate of GE Equity

The Company has a private label consumer credit card program (the “Program”). The Program is made available to all qualified consumers for the financing of purchases of products from ShopHQ. The Program provides a number of benefits to customers including deferred billing options and free or reduced shipping promotions throughout the year. Use of the ShopHQ credit card furthers customer loyalty, reduces total credit card expense and reduces the Company’s overall bad debt exposure since the credit card issuing bank bears the risk of loss on ShopHQ credit card transactions that do not utilize the Company’s ValuePay installment payment program. In December 2011, the Company entered into a Private Label Consumer Credit Card Program Agreement Amendment with GE Capital Retail Bank extending the Program for an additional seven years until 2019. The Company received a $500,000 signing bonus as an incentive for the Company to extend the Program. The signing bonus has been recorded as deferred revenue in the accompanying financial statements and is being recognized as revenue over the seven-year term of the agreement.

GE Capital Retail Bank, the issuing bank for the Program, is indirectly wholly-owned by the General Electric Company (“GE”), which is also the parent company of GE Equity. As of January 24, 2014, GE Equity has an approximate 10.75% beneficial ownership in the Company and has the right to select three members of the Company’s Board of Directors.

Consulting Agreement with Creative Commerce

In April 2009, we entered into marketing agreements with Creative Commerce, LLC (“Creative Commerce”) and its subsidiary, International Commerce Agency, LLC (“International Commerce”), under which Creative Commerce and International Commerce agreed to provide consulting services to us in the electronic retailing industry. One of our former directors, Edwin Garrubbo, is the majority owner of both Creative Commerce and International Commerce. These agreements were entered into prior to the time that Mr. Garrubbo was considered as a possible candidate for the Board of Directors, and the existence of the agreements was disclosed to and considered by the audit committee in light of the related person transaction approval policy as part of the process in selecting him to fill a vacancy on the board, and was also disclosed in a filing on a Current Report on Form 8-K at the time of his election to the Board of Directors in July 2009. After consulting with Mr. Garrubbo, the corporate governance and nominating committee did not nominate Edwin Garrubbo for reelection as a director in 2012. Mr. Garrubbo’s term as a director ended at the 2012 annual meeting. Under the agreements, we agreed to pay commissions to these companies based on sales of specified products through vendors identified by these companies. The Company made payments totaling approximately $752,000 during fiscal 2012 through the 2012 annual meeting, $1,384,000 during fiscal 2011 and $787,000 during fiscal 2010, relating to these services.

Related Person Transactions Approval Policy

In February 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. This policy applies to any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest where such person’s interest in the transaction(s) involves at least $120,000 in value. In order for the transaction, arrangement or relationship to be subject to this policy, there must a financial aspect to the transaction, which may, for example, involve payments between us and the related person or otherwise provides value to one of the parties.

Under the policy, a related person is any (1) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of our Company; (2) greater than 5% beneficial owner of our common stock; or (3) immediate family member of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons- and daughters-in law, and brothers- and sisters-in-law and anyone residing in such person’s home, except for tenants or employees.

Prior to entering into any related person transaction, the audit committee of our Board of Directors must be presented with the relevant information about the proposed transaction in order for the committee to assess whether the related person transaction is beneficial to our company and the proposed terms are fair to us. The committee is authorized to approve, deny, or approve subject to specified conditions, any related party transaction in its sole discretion. The policy also outlines certain factors that the audit committee may take into account in considering a related person transaction, and itemizes certain routine transactions which are exempt from the policy.

The types of routine transactions that are exempt from the company’s related person transaction policy consist of:

•	any employment by the company of an executive officer of the company if (a) the related compensation is required to be reported in the company’s proxy statement under Item 402 of Regulation S-K or (b) the executive officer is not an immediate family member of another executive officer, director or 5% or greater shareholder of the company, the related compensation would be reported in the company’s proxy statement under Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and the company’s human resources and compensation committee approved (or recommended that the Board of Directors approve) the compensation;

•	any compensation paid to a director if the compensation is required to be reported in the company’s proxy statement under Item 402 of Regulation S-K;

•	any transaction in which the related person’s interest arises solely from the ownership of the company’s common stock and all holders of the company’s common stock received the same benefit on a pro rata basis (e.g., dividends);

•	any transaction with another company at which a related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registration, trustee under a trust indenture, or similar services.

REPORT OF THE AUDIT COMMITTEE

The audit committee is composed of three independent directors listed below, which is responsible for overseeing our management and independent registered public accounting firm in respect of our accounting and financial reporting. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.

As of the date of this Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended February 1, 2014 is not yet due. Consequently, as of the date of this Proxy Statement Statement, the audit committee has not yet (a) reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended February 1, 2014 with management; (b) discussed with Deloitte & Touche, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (c) received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning their independence and discussed with Deloitte & Touche their independence ; or (d) recommended to the Board of Directors that our audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014. It is anticipated that these activities will be concluded during the first quarter of our 2014 fiscal year.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

THE AUDIT COMMITTEE

WILLIAM F. EVANS (CHAIRMAN)

JOHN D. BUCK

SEAN F. ORR

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our securities as of January 21, 2014 based on a total of 49,836,253 shares of common stock outstanding as of that date by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director and director nominee, (iii) our Chief Executive Officer and our other named executive officers, and (iv) all directors and executive officers as a group. Shareholders listed below possess sole voting and investment power with respect to their shares and have a mailing address of 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, unless otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
Non-Employee Directors:
Jill Botway(1)	Common Stock	32,279	*
John D. Buck(2)	Common Stock	657,280	1.30%
William F. Evans(3)	Common Stock	98,000	*
Sean F. Orr(4)	Common Stock	126,550	*
Randy S. Ronning(5)	Common Stock	260,266	*
Named Executive Officers:
Keith R. Stewart(6)	Common Stock	2,686,601	5.28%
William McGrath(7)	Common Stock	329,180	*
G. Robert Ayd(8)	Common Stock	535,497	1.07%
Carol Steinberg(9)	Common Stock	340,136	*
Annette Repasch(10)	Common Stock	201,666	*
All directors and executive officers as a group (17 persons)(11)	Common Stock	6,586,593	12.26%
Other 5% or Greater Shareholders:
PAR Investment Partners L.P.(12)	Common Stock	4,850,000	9.73%
One International Place
Suite 2041
Boston, MA 02110
Capital World Investors(13)	Common Stock	3,875,293	7.78%
333 South Hope Street
Los Angeles, CA 90071
Clinton Group, Inc.(14)	Common Stock	2,698,661	5.42%
601 Lexington Avenue, 51st Floor
New York, New York 10022
Comcast Corporation(15)	Common Stock	7,141,849	14.33%
One Comcast Center
Philadelphia, PA 19103-2838
GE Capital Equity Investments, Inc.(16)	Common Stock	6,000,000	10.75%
201 Merritt 7
Norwalk, CT 06851

(1)	Includes options to purchase and unvested shares granted totaling 30,000 that are presently exercisable or may become exercisable or vest within 60 days of January 21, 2014.
(2)	Includes options to purchase and unvested shares granted totaling 587,280 that are presently exercisable or may become exercisable or vest within 60 days of January 21, 2014.
(3)	Includes options to purchase and unvested shares granted totaling 30,000 that are presently exercisable or may become exercisable or vest within 60 days of January 21, 2014.
(4)	Includes options to purchase and unvested shares granted totaling 30,000 that are presently exercisable or may become exercisable or vest within 60 days of January 21, 2014.
(5)	Includes options to purchase and unvested shares granted totaling 60,000 that are presently exercisable or may become exercisable or vest within 60 days of January 21, 2014.
(6)	Includes options to purchase 1,000,000 that are presently exercisable or may become exercisable within 60 days of January 21, 2014.
(7)	Includes options to purchase 222,500 that are presently exercisable or may become exercisable within 60 days of January 21, 2014.
(8)	Includes options to purchase 440,000 that are presently exercisable or may become exercisable within 60 days of January 21, 2014.
(9)	Includes options to purchase 260,000 that are presently exercisable or may become exercisable within 60 days of January 21, 2014.
(10)	Includes options to purchase 201,666 that are presently exercisable or may become exercisable within 60 days of January 21, 2014.
(11)	Includes options to purchase and unvested shares granted totaling 3,872,580 that are presently exercisable or may become exercisable or vest within 60 days of January 21, 2014.
(12)	Information with respect to PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, L.P. is provided in reliance upon information included in a Schedule 13G/A filed on February 14, 2013.
(13)	Information with respect to Capital World Investors, a division of Capital Research and Management Company is provided in reliance upon information included in a Schedule 13G/A filed on February 13, 2013.
(14)	Information with respect to Clinton Group, Inc. (“CGI”), together with Clinton Spotlight Master Fund, L.P. (“SPOT”), Clinton Relational Opportunity Master Fund, L.P. (“CREL”), Clinton Relational Opportunity, LLC (“CRO”), Channel Commerce Partners, L.P. (“CCP”) and George E. Hall, is provided in reliance upon information included in a Schedule 13D/A filed on December 24, 2013. By virtue of investment management agreements with SPOT and CCP, its ownership of CRO and a sub-advisory agreement governing a portion of a mutual fund portfolio (“CASF”) that beneficially owns 239,444 shares of Company common stock, CGI has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 2,698,661 shares of Company common stock beneficially owned by SPOT, CREL, CCP and CASF. By virtue of his direct and indirect control of CGI, Mr. Hall is deemed to have shared voting power and shared dispositive power with respect to all shares of Company common stock as to which CGI has voting power or dispositive power. The foregoing information reflects options contracts on 243,000 shares of Company common stock disclosed by CGI with a strike price of $5.00 and expiration dates ranging from January 18, 2014 to April 19, 2014.
(15)	Information with respect to Comcast Corporation (“Comcast”), for and on behalf of itself, and its consolidated subsidiaries, NBCUniversal, LLC (“NBCUniversal Holdings”) and NBCUniversal Media, LLC (“NBCUniversal” and together with Comcast and NBCUniversal Holdings, the “Reporting Persons”), is provided in reliance upon information included in a Schedule 13D filed on May 17, 2011, as supplemented by information included in a Form 8-K filed by Comcast on March 19, 2013.

(16)	Information with respect to GE Capital Equity Investments, Inc. (“GECEI”), General Electric Capital Corporation (“GE Capital”), together with General Electric Capital Services, Inc. (“GECS”) and General Electric Company (“GE”), is provided in reliance upon information included in a Schedule 13D/A filed on February 17, 2012. Common stock shown for GECEI represents 6,000,000 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.75 per share. GECEI and GE Capital, by virtue of its ownership of all the common stock of GECEI, have sole voting and dispositive power over the shares and GECS and GE disclaim beneficial ownership with respect to the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of any class of our voting securities to file reports of their ownership of our common stock and changes in their ownership with the Securities and Exchange Commission. Based on a review of reports filed by these reporting persons and written representations by our directors and executive officers, we believe that all of our directors, executive officers and persons who own more than ten percent of any class of our voting securities complied with all filing requirements applicable to them during fiscal 2013.

DEADLINE FOR RECEIPT OF SHAREHOLDER

PROPOSALS FOR 2014 ANNUAL MEETING

The deadline for our receipt of any shareholder proposals intended to be presented at our 2014 annual meeting of shareholders and included in the proxy statement for that meeting was Thursday, January 9, 2014. The inclusion of any shareholder proposals in those proxy materials is subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. Under Sections 3.2 and 4.3 of our By-laws, we must receive notice of any other shareholder proposal intended to be presented at our 2014 annual meeting of shareholders on or before Friday, March 21, 2014. Written copies of all shareholder proposals should be sent to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary. A copy of the full text of the By-laws may be obtained by writing to the attention of our Corporate Secretary at the address above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Broadridge Financial Solutions, Inc. may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. “Householding” will continue until you are notified otherwise or until you notify Broadridge or us that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify Broadridge, (2) direct your written request to: ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Investor Relations or (3) contact our Investor Relations department by telephone at (952) 943-6000. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact Broadridge. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This proxy statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

OTHER MATTERS

No business may be transacted at the Special Meeting, other than the matters described in the Notice of Special Meeting of Shareholders.

No appraisal or dissenters’ rights will be available to ValueVision shareholders in connection with the proposals to be considered at the Special Meeting.

By Order of the Board of Directors

[                    ]

Teresa Dery

SVP General Counsel

Corporate Secretary

Appendix A

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN

OFFICERS OF VALUEVISION WHO MAY ALSO SOLICIT PROXIES

The following table sets forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of directors and certain officers of the Company (“Participants”) who may assist in soliciting proxies from shareholders of the Company. Unless otherwise indicated, the present principal occupation or employment of such person is his position at the Company and the principal business address of each such person is c/o ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433. Ages shown are as of January 24, 2014.

Name	Age	Present Position at the Company (Principal Occupation or Employment and Business Address )
Keith R. Stewart	50	Chief Executive Officer, Director
Randy S. Ronning	64	Chairman of the Board
Jill R. Botway	58	Director (Executive Vice President and Director of Sales and Marketing, Specific Media/MySpace 745 5th Avenue #20 New York, NY 10151)
John D. Buck	63	Director
William F. Evans	66	Director
Sean F. Orr	59	Director (Chief Financial Officer and Treasurer, Accretive Health, Inc. 401 N. Michigan Ave Suite 2700 Chicago, IL 60611)
William J. McGrath	56	Executive Vice President – Chief Financial Officer

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of Company common stock beneficially owned by each of the Participants is set forth in the proxy statement under the caption, “Security Ownership of Principal Shareholders and Management.”

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information concerning all purchases and sales of securities of Company common stock by the Participants during the past two years (January 24, 2012 through January 24, 2014). None of the purchase price or market value of the shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares.

Name	Date	Number of Shares of Common Stock Purchased (“P”) or Sold (“S”)
John D. Buck	July 1, 2013	25,196(S)
John D. Buck	June 28, 2013	20,804(S)
Keith R. Stewart	January 18, 2013	100,000(P)
Sean F. Orr	January 17, 2013	11,075(P)
Sean F. Orr	January 10, 2013	23,150(P)
William J. McGrath	December 3, 2012	10,000(P)
Sean F. Orr	October 10, 2012	5,075(P)
Sean F. Orr	September 24, 2012	4,631(P)
Sean F. Orr	September 21, 2012	8,944(P)
William F. Evans	September 12, 2012	27,000(P)
Sean F. Orr	August 17, 2012	20,725(P)
William J. McGrath	August 29, 2012	10,000(P)
William J. McGrath	June 14, 2012	4,000(P)
John D. Buck	May 23, 2012	25,000(P)
Keith R. Stewart	May 23, 2012	100,000(P)

* * * * * *

A-1

Except as described in this Appendix A or in the proxy statement, none of the Company or any of the Participants (i) owns any securities of the Company or any subsidiary of the Company, beneficially or of record, or (ii) has purchased or sold any of such securities within the past two years. Except as disclosed in this Appendix A or in the proxy statement, to the best knowledge of the Company and the Participants, none of their associates beneficially owns, directly or indirectly, any securities of the Company.

Other than as disclosed in this Appendix A or in the proxy statement, to the knowledge of the Company, none of the Company or any of the Participants has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Special Meeting.

Other than as disclosed in this Appendix A or in the proxy statement, to the knowledge of the Company, none of the Company or any of the Participants is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Other than as set forth in this Appendix A or in the proxy statement, to the knowledge of the Company, none of the Company or any of the Participants, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Appendix A or in the proxy statement, to the knowledge of the Company, none of the Company or any of the Participants, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

A-2

ValueVision Media, Inc.

YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-214-3767, on a touch-tone phone. If outside the U.S. or Canada, call 215-521-4898. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet—Please access is https://www.proxyvotenow.com/vvtv, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: ValueVision Media, Inc. , c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

.

The Board of Directors (the “Board”) of ValueVision Media, Inc. (the “Company”) is soliciting proxies AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and unanimously recommends that you vote AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5. The Board is also soliciting proxies with respect to Proposal No. 6 and unanimously recommends that you WITHHOLD your vote with respect to the election of the Shareholder Group’s nominees pursuant to Proposal No. 6.

1. To approve a resolution to repeal any provision of the Company’s by-laws (the “By-laws”) that was not included in the By-laws publicly filed with the Securities and Exchange Commission on September 27, 2010, and that is inconsistent with or disadvantageous to the election of the nominees or other proposals presented at the Special Meeting, described below.

	FOR ☐	AGAINST ☐	ABSTAIN ☐	5. To approve a resolution to fix the size of the Board at nine (9) directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2. To approve a resolution to delete in its entirety Section 4.12 of Article 4 of the By-laws.	☐	☐	☐

6. Conditioned on and subject to the approval of the removal of incumbent directors pursuant to Proposal No. 4, to approve resolutions to appoint new directors nominated by the Shareholder Group to fill any vacancies on the Board resulting from the removal of any incumbent directors pursuant to Proposal No. 4 and from any increase in the size of the Board pursuant to Proposal No. 5 above:

3. To approve a resolution to amend and restate in its entirety Section 4.13 of Article 4 of the Bylaws, as set forth in more detail in the proxy statement accompanying this proxy card.	☐	☐	☐

4. To approve resolutions to remove from the Company’s Board of Directors (the “Board”), without cause, (i) each of Jill R. Botway, John D. Buck, William F. Evans, Randy S. Ronning and Keith R. Stewart and (ii) any other person appointed by the Board to fill any vacancy on the Board or any newly-created directorships at any time after November 4, 2013 and prior to the conclusion of the Special Meeting or any adjournments or postponements thereof pursuant to Section 302A.223 (Subd.3) of the Minnesota Business Corporation Act:

	FOR REMOVAL	AGAINST REMOVAL	ABSTAIN	a. Thomas D. Beers b. Dorrit M. Bern	FOR ☐ ☐	WITHHOLD ☐ ☐	ABSTAIN ☐ ☐
a. Jill Botway	☐	☐	☐	c. Mark Bozek	☐	☐	☐
b. John D. Buck	☐	☐	☐	d. Melissa B. Fisher	☐	☐	☐
c. William F. Evans	☐	☐	☐	e. Thomas D. Mottola	☐	☐	☐
d. Randy S. Ronning	☐	☐	☐	f. Robert Rosenblatt	☐	☐	☐
e. Keith R. Stewart	☐	☐	☐	g. Fred Siegel	☐	☐	☐

f.  Any other person appointed by the Board to fill any vacancy on the Board or any newly-created directorships at any time after November 4, 2013 and prior to the conclusion of the Special Meeting or any adjournments or postponements thereof

	☐	☐	☐

Date:

Signature

Signature (if held jointly)

Title
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by a duly authorized person. If signed by a limited liability company, please sign in limited liability company name by a duly authorized person.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

PRELIMINARY COPY, SUBJECT TO COMPLETION

ValueVision Media, Inc.
Proxy Card for Special Meeting of Shareholders of ValueVision Media, Inc. Scheduled for March 14, 2014 (the “Special Meeting”)
[ ], central time, at [ ]

THIS PROXY IS SOLICITED BY VALUEVISION’S BOARD OF DIRECTORS
W H I T E P R O X Y	The undersigned shareholder of ValueVision Media, Inc., a Minnesota corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated [ ], 2014, and hereby appoints each of William J. McGrath and Teresa J. Dery, with full power of substitution, as proxy and attorney-in-fact, on behalf and in the name of the undersigned to represent the undersigned at the Special Meeting of Shareholders of ValueVision Media, Inc. to be held on March 14, 2014 at [ ], central time, at [ ], and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.
This proxy will be voted in accordance with your instructions specified on the reverse side. If you do not give any specific instructions, this proxy will be voted AGAINST Proposals No. 1, No. 2, No. 3, No. 4 and No. 5 and WITHHOLD with respect to the election of the Shareholder Group’s nominees pursuant to Proposal No. 6. This proxy revokes all proxies previously given by the undersigned.
The Special Meeting is being convened to allow shareholders an opportunity to vote and express their views on the proposals set forth on this proxy card and described in the accompanying proxy statement, which have been put forth by a group of ValueVision shareholders (the “Shareholder Group”), including Clinton Relational Opportunity Master Fund, L.P., Cannell Capital LLC and certain related persons and entities.

Please Sign and Date on Reverse Side.